UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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100 Summer Street, Suite 2300
Boston, Massachusetts 02110

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Wednesday, June 3, 2020
Time:	9:00 a.m. Eastern Time
Location:
Our 2020 annual meeting of stockholders will be a "virtual meeting." You will be able to attend the annual meeting, vote and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/IRWD2020.
Purpose:	We are holding the annual meeting for stockholders to consider three company sponsored proposals:
	1.	To elect our Class I directors, Mark G. Currie, Ph.D., Jon Duane and Mark Mallon, each for a one-year term;
	2.	To hold an advisory vote on named executive officer compensation; and
	3.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2020.

We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

Our board of directors recommends you vote "for" each of the nominees for Class I director (proposal no. 1), "for" on an advisory vote on named executive officer compensation (proposal no. 2), and "for" ratification of our selection of auditors (proposal no. 3). Only stockholders of record at the close of business on April 13, 2020 are entitled to notice of and to vote at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

The safety of our stockholders is important to us and given the current guidance by public health officials and protocols that federal, state and local governments have imposed surrounding the coronavirus (COVID-19) pandemic, at the time of this filing we believe it is not advisable to hold our annual meeting in person. Our virtual stockholder format uses technology designed to provide our stockholders rights and opportunities to participate in the virtual meeting similar to an in-person meeting. You may attend the meeting, vote and submit questions electronically during the meeting via live webcast by visiting the website provided above. A list of shareholders of record will be available electronically during the meeting. The website can be accessed on a computer, tablet, or phone with internet connection. To be admitted to the meeting at www.virtualshareholdermeeting.com/IRWD2020, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you received.

Proxy Material Mailing Date: April 21, 2020	Sincerely, Chief Executive Officer

Proposal No. 2 Advisory Vote on Named Executive Officer Compensation	65

Our Stockholders	67

Certain Relationships and Related Person Transactions	70

Proposal No. 3 Ratification of our Selection of Auditors	74

User's Guide	76

Stockholder Communications, Proposals and Nominations for Directorships	80

SEC Filings	81

2020  Proxy Statement    i

Letter From Our CEO

Dear Ironwood stockholders,

I want to begin by commenting on the COVID-19 pandemic. We are experiencing unprecedented times in modern history both in the U.S. and around the world. This pandemic is causing substantial disruption to our healthcare systems and severely impacting the global economy. At Ironwood, we are focused on doing our part to help mitigate the spread of COVID-19 and protect the safety and well-being of those around us, including our employees, healthcare providers, patients and broader communities, while striving to ensure that patients continue to gain access to the medications that they need. We have taken important actions to-date, and are regularly evaluating any potential impact on our business and assessing our preparedness and our plans to address the evolving circumstances.

Turning to the business: I became CEO of Ironwood just over a year ago now, and what a remarkable year it has been. Following the separation from Cyclerion Therapeutics, Inc., or the Separation, Ironwood became a GI-focused healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. There are approximately 70 million people in the U.S. suffering from GI diseases today - that is one in every five Americans. The GI landscape represents an area of substantial unmet need, and one where we believe we can achieve real impact for patients.

We are now in the early stages of executing on our post-Separation strategy and our priorities are clear: drive LINZESS® (linaclotide) growth, advance our GI pipeline, and deliver sustainable profits.

LINZESS is now the number one prescription medicine in the U.S. for treating irritable bowel syndrome with constipation, or IBS-C, or chronic idiopathic constipation, or CIC, with growth of 14% in prescription demand in 2019 versus 2018. This strong performance translated to $803 million in 2019 U.S. net sales, which we benefit from through our 50-50 profit share with Allergan plc (together with its affiliates), or Allergan, in the U.S. We are proud of the successful execution of our strategy for LINZESS; we are one of the few pharmaceutical companies to have successfully discovered, developed and commercialized a product that has become the prescription market leader in its category. We look forward to working with our partner to continue to drive the LINZESS franchise forward for many years to come.

2020  Proxy Statement    1

But LINZESS is only the first installment of the Ironwood story. We have two innovative GI product candidates in our pipeline that we believe, if approved, could make a huge difference in improving the lives of millions of patients. IW-3718 is our bile sequestering agent designed to treat the eight to 10 million adult patients suffering from refractory gastroesophageal reflux disease despite treatment on proton pump inhibitors. MD-7246 is our delayed release formulation of linaclotide that, together with Allergan, is being evaluated as an oral, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated with certain GI diseases.

The company achieved strong financial results in 2019, reporting full year net income for the first time in Ironwood's history. We also met or exceeded all of our 2019 financial guidance metrics and took several important actions post-Separation, including relocating our headquarters to Boston, restructuring our debt and amending our ex-U.S. linaclotide partnerships for China (including Hong Kong and Macau) and Japan.

We have a remarkable team, that as of April 21, 2020, includes approximately 137 employees based in our Boston headquarters and another 170 customer-facing employees based around the country. I am proud of what this team accomplished in 2019 and believe strongly in the opportunities we have in front of us.

I encourage you to read the pages that follow that tell you more about our board, our team, our strategy, our pay, and our culture—all of the things that contributed to our strong results in 2019 and, we believe, position us well for the future. We ask for your voting support on the items described in this proxy statement so we can have the opportunity to continue to deliver for you and for all of our stockholders.

Sincerely,

Mark Mallon
Chief Executive Officer and Director

2    Ironwood

About Ironwood

2019 was a transformational year for Ironwood.

We are a gastrointestinal, or GI, healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for millions of GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of large unmet need, leveraging our demonstrated expertise and capabilities in GI diseases. Our flagship product is linaclotide, which is trademarked under the names LINZESS® and CONSTELLA®, and is approved to treat adult patients suffering from IBS-C or CIC in more than 35 countries around the world.

We also have two innovative late-stage development programs that we believe, if approved, could be important treatment options for millions of patients. MD-7246 is our delayed release formulation of linaclotide that we are advancing with our partner Allergan, as an oral, intestinal, non-opioid, pain-relieving agent for patients with abdominal pain associated with certain GI diseases. IW-3718 is our gastric retentive formulation of a bile acid sequestrant that we are developing for the potential treatment of refractory gastroesophageal reflux disease, or refractory GERD.

On April 1, 2019, we completed a tax-free spin-off of our soluble guanylate cyclase, or sGC, business into a separate publicly traded company, Cyclerion Therapeutics, Inc., or Cyclerion. In completing the separation of our sGC business into Cyclerion, or the Separation, in 2019 we advanced our vision of becoming the leader in U.S. GI healthcare, building on our commercial success with LINZESS and advancing our GI development portfolio. Our strategy is focused on three core priorities: drive LINZESS growth, advance our GI development portfolio and strengthen our financial profile. We made significant progress on each of these priorities in 2019:

1.
Drive LINZESS Growth

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We grew our share of collaborative arrangements revenue related to sales of LINZESS in the U.S. by over 20% to $325.5 million for the year ended December 31, 2019.

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We reported positive topline data from our Phase IIIb clinical trial evaluating LINZESS 290 mcg on overall abdominal symptoms (bloating, pain and discomfort) in adult patients with IBS-C. We and Allergan began communicating these additional benefits of LINZESS to healthcare practitioners in July 2019 and submitted a Supplemental New Drug Application, or sNDA, with the U.S. Food and Drug Administration, or U.S. FDA, in November 2019 to seek a more comprehensive description of the effects of LINZESS on its approved label.

2.
Advance GI Development Portfolio

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We continued enrollment in our two pivotal Phase III clinical trials of IW-3718 for the potential treatment of refractory GERD.

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We initiated a Phase II clinical trial with Allergan to evaluate the safety and efficacy of MD-7246 in adult patients with abdominal pain associated with IBS-D. The trial completed enrollment in December 2019 and completed patient dosing in March 2020.

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We expanded our GI development organization through key roles including Chief Medical Officer, Head of Regulatory and Head of Biostatistics.

3.
Strengthen Financial Profile

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We restructured our debt by issuing $200.0 million in 0.75% Convertible Senior Notes due 2024 and $200.0 million in 1.50% Convertible Senior Notes due 2026. The proceeds of these issuances were used to pay

2020  Proxy Statement    3

    approximately $25.2 million in connection with associated capped call transactions, repurchase $215.0 million aggregate principal amount of our outstanding 2.25% Convertible Senior Notes due 2022 and redeem all of our outstanding 8.375% Notes due 2026.

  •
  We amended and restated our ex-U.S. linaclotide partnerships with Astellas Pharma Inc., or Astellas, for Japan and AstraZeneca AB (together with its affiliates), or AstraZeneca, for China (including Hong Kong and Macau). As a result, we recognized $10.0 million in revenue from Astellas related to upfront payments and approximately $32.4 million in revenue from AstraZeneca related to non-contingent payments in 2019.

  •
  We announced a new U.S. GI disease education and promotional agreement for Alnylam Pharmaceuticals, Inc.'s GIVLAARI™ (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with acute hepatic porphyria.

  •
  We relocated our headquarters to a new office at 100 Summer Street in downtown Boston, Massachusetts from our previous location in Cambridge, Massachusetts. Monthly base rent payments to our landlord were contractually reduced in connection with the execution of the 100 Summer Street lease.

We demonstrated strong progress across our corporate goals in 2019, exceeding some goals and achieving certain stretch goals. As a result, our 2019 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2019 performance, was 130%, as determined by the compensation and HR committee of our board of directors. Please see the Compensation Discussion and Analysis section included elsewhere in this proxy statement for detailed information on compensation to our 2019 named executive officers.

In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc. LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

4    Ironwood

Our Board of Directors

Who We Are

The following table sets forth certain information, as of April 21, 2020, with respect to each of our directors:

Name	Age	Class	Year Term Expires	Audit Committee	Governance and Nominating Committee	Compensation & HR Committee

Mark G. Currie, Ph.D.	65	I	2020
Jon R. Duane	61	I	2020		✓	✓
Mark Mallon, Chief Executive Officer	57	I	2020
Marla L. Kessler	50	II	2021			✓
Catherine Moukheibir	60	II	2021	C
Lawrence S. Olanoff, M.D., Ph.D.	68	II	2021		C
Andrew Dreyfus	61	III	2022			C
Julie H. McHugh, Chair	55	III	2022	✓	✓
Edward P. Owens	73	III	2022	✓

"C" indicates chair of the committee.

2020  Proxy Statement    5

Class I Directors (nominated for election at the 2020 annual meeting)

MARK G. CURRIE, Ph.D. President and Chief Scientific Officer, Cyclerion Therapeutics, Inc. Age: 65 Director since 2019

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Dr. Currie has served as president and chief scientific officer of Cyclerion Therapeutics, Inc. since April 2019, and previously served as senior vice president, chief scientific officer and president of R&D at Ironwood Pharmaceuticals, Inc. from 2002 to April 2019.

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Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc.

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Previously, Dr. Currie initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company.

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Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman-Gray School of Medicine of Wake Forest University.

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We believe that Dr. Currie's vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

6    Ironwood

JON R. DUANE Senior Partner Emeritus, McKinsey & Company Age: 61 Director since 2019 Board Committees • Governance and Nominating Committee • Compensation and HR Committee

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Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992.

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At McKinsey, Mr. Duane founded and led the firm's biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives.

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Mr. Duane has served as the executive chair on the board of Nashville Biosciences since 2017.

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Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.

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Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

MARK MALLON Chief Executive Officer, Ironwood Pharmaceuticals, Inc. Age: 57 Director since 2019

•

Prior to joining Ironwood in January 2019 as executive senior advisor and becoming chief executive officer of Ironwood in April 2019, Mr. Mallon was a member of the senior executive team of AstraZeneca PLC and led certain key strategic functions: global product and portfolio strategy, global medical affairs, and corporate affairs.

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After joining AstraZeneca in 1994, Mr. Mallon held a number of senior sales and marketing roles, including executive vice president, international from January 2013 to April 2017 and executive vice president, global product and portfolio strategy from August 2016 to December 2018.

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Mr. Mallon started his career in the biopharmaceutical industry in management consulting.

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Mr. Mallon earned his B.S. in chemical engineering from the University of Pennsylvania and his M.B.A. in marketing and finance from the Wharton School of Business.

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Given his role as our chief executive officer, we believe Mr. Mallon brings unique and in-depth insight on the operations and management of the company, which together with Mr. Mallon's extensive experience building and shaping businesses, and his deep knowledge of GI, is valuable to our board of directors.

2020  Proxy Statement    7

Class II Directors (term expires at the 2021 annual meeting)

MARLA L. KESSLER Senior Vice President for Strategy, Marketing and Communications, IQVIA, Inc. Age: 50 Director since 2019 Board Committees • Compensation and HR Committee

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Ms. Kessler has been the senior vice president for strategy, marketing and communications for IQVIA Holdings Inc., or IQVIA, (formerly IMS Health and Quintiles) since October 2016.

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Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from June 2013 to September 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009.

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Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer, Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

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Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.

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Ms. Kessler provides an important commercial perspective to our board of directors given her expertise in strategic marketing, evidence-based research and customer experience in the life science industry.

CATHERINE MOUKHEIBIR Chief Executive Officer, MedDay Pharmaceuticals Age: 60 Director since 2019 Board Committees • Audit Committee, Chair

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Ms. Moukheibir currently serves as chief executive officer, as well as chairman of the board of directors, of MedDay Pharmaceuticals, or MedDay.

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Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA from March 2011 to December 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired.

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Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007.

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In addition to her service on the board of directors of MedDay, Ms. Moukheibir also serves on the board of directors of Orphazyme A/S, Genkyotex SA, and Kymab Group Limited. She also held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA and Creabilis S.A.

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Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.

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Ms. Moukheibir's long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

8    Ironwood

LAWRENCE S. OLANOFF, M.D., Ph.D. Former Chief Operating Officer, Forest Laboratories, Inc. Age: 68 Director since 2015 Board Committees • Governance and Nominating Committee, Chair

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Dr. Olanoff most recently served as chief operating officer for Forest Laboratories, Inc., or Forest, (acquired by Allergan plc) from October 2006 to December 2010. Dr. Olanoff also served as a director of Forest from October 2006 to July 2014.

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From July 2005 to October 2006, Dr. Olanoff was president and chief executive officer and a director at Celsion Corporation. He also served as executive vice president and chief scientific officer of Forest from 1995 to 2005.

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Prior to joining Forest in 1995, Dr. Olanoff served as senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions, including corporate vice president of clinical development and medical affairs.

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In addition, he is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), an ex-officio director of the MUSC Foundation for Research Development, chairman of the board of directors of Mitochondria in Motion, and a member of the board of directors of Clinical Biotechnology Research Institute at Roper St. Francis Hospital, the Westedge Project, and the Zucker Institute for Applied Neurosciences. Dr. Olanoff also held past directorships on the boards of directors of Axovant Sciences Ltd. and Celsion Corporation.

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Dr. Olanoff received his Ph.D. in biomedical engineering and M.D. degree from Case Western Reserve University.

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Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and his research and development leadership over the course of his career make him an important asset to our board of directors.

Class III Directors (term expires at the 2022 annual meeting)

ANDREW DREYFUS President and Chief Executive Officer for Blue Cross Blue Shield of Massachusetts Age: 61 Director since 2016 Board Committees • Compensation and HR Committee, Chair

•

Mr. Dreyfus has served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield plans in the country, since September 2010. From July 2005 to September 2010, Mr. Dreyfus served as the executive vice president of health care services of BCBSMA.

•

Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield of Massachusetts Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

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Mr. Dreyfus serves on the board of directors of BCBSMA, the Blue Cross Blue Shield Association, Jobs for Massachusetts, Boys & Girls Club of Boston, RIZE Massachusetts and NACD New England Chapter, and the advisory board of Ariadne Labs.

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Mr. Dreyfus received a B.A. in English from Connecticut College.

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Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

2020  Proxy Statement    9

JULIE H. McHUGH, CHAIR Former Chief Operating Officer, Endo Health Solutions, Inc. Age: 55 Director since 2014 Board Committees • Audit Committee • Governance and Nominating Committee

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Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from March 2010 through May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses.

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Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc.

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Before that she served as company group chairman for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds targeting HIV, hepatitis C, and tuberculosis.

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Prior to joining Centocor, Inc., Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

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She currently chairs the board of visitors for the Smeal College of Business of Pennsylvania State University as well as serves on the board of directors of Aerie Pharmaceuticals, Inc., Lantheus Holdings, Inc. and Trevena, Inc., all publicly held companies, and The New Xellia Group, a privately held company. She previously served on the board of directors for ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute.

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Ms. McHugh received her M.B.A. degree from St. Joseph's University and her B.S. degree from Pennsylvania State University.

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Ms. McHugh's experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies makes her a valuable member of our board of directors, particularly as we evolve as a company and seek to maximize our current products and execute on our corporate strategy and associated pipeline.

EDWARD P. OWENS Former Partner, Portfolio Manager and Global Industry Analyst, Wellington Management Company, LLP Age: 73 Director since 2013 Board Committees • Audit Committee

•

Mr. Owens was previously partner, portfolio manager and global industry analyst with Wellington Management Company, LLP where he worked in investment management from 1974 to 2012. He was the portfolio manager of the Vanguard Health Care Fund for 28 years from its inception in May 1984 until his retirement from Wellington in December 2012.

•

Mr. Owens serves on the board of directors of Stealth BioTherapeutics Corp. He has a B.S. in physics from the University of Virginia and an M.B.A. from Harvard Business School.

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He brings to our board of directors extensive experience in evaluating and investing in life sciences companies, providing valuable insight as we continue to strive towards our goal of maximizing long-term stockholder value.

10    Ironwood

How We are Selected and Evaluated

We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our vision of becoming a leading GI company dedicated to advancing treatments for GI diseases and advancing care for millions of GI patients.

The core criteria that we use in evaluating each nominee to our board consists of the following: (a) an owner-oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our capital stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity.

As illustrated in the matrix below, we believe our directors possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.

	Broader Business					Healthcare Industry
Ironwood Board of Directors	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)

Julie H. McHugh	✓	✓		✓	✓	✓	✓	✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Lawrence S. Olanoff, M.D., Ph.D.		✓	✓	✓	✓	✓	✓	✓
Mark Mallon	✓	✓	✓	✓			✓	✓
Jon R. Duane	✓	✓	✓					✓
Edward P. Owens	✓	✓	✓		✓
Mark G. Currie	✓	✓	✓	✓		✓	✓	✓
Marla L. Kessler		✓	✓	✓			✓	✓
Catherine Moukheibir	✓	✓	✓	✓	✓	✓

Director Succession Planning

We refresh our board of directors and assess our board succession plans regularly. As of April 21, 2020, the average age of our independent directors' was 61 years, and the average tenure of our independent directors was approximately 3.5 years. Five of our nine directors (including Mr. Mallon) joined our board of directors in 2019.

Annual Evaluations

Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member. In addition, each director completes a self-evaluation as well as a peer evaluation of each other director. For 2019, each director completed a written questionnaire which solicited open-ended and candid feedback on an anonymous basis. In addition to the director evaluations, we also solicit annual feedback from senior management concerning the board's performance on an anonymous basis. After the collective board and

2020  Proxy Statement    11

committee evaluations and comments (including those from senior management) and the self and peer evaluations and comments were compiled, the chair of the governance and nominating committee met with our chair of the board and chief executive officer to discuss the board and committee evaluations and individual evaluations for directors. The chair of the committee also conducted individual feedback sessions with each director to discuss the results of his or her individual evaluation and then provided the committee with a summary of the individual evaluations for the Class I directors up for election at the 2020 annual meeting of stockholders. The chair of the committee then presented a summary of the collective board and committee evaluations and comments (including those from senior management) to the governance and nominating committee and full board of directors.

Director Nomination Process

Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including from incumbent directors, management and stockholders, as well as through business and other organizational networks. We and our board of directors retained and paid third party firms to assist in identifying and evaluating potential director nominees to join our board of directors upon the completion of the Separation, including our chief executive officer. Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships—Communications. Stockholder-recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

How We are Organized and Governed

Board Size and Terms

Our Eleventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, states that our board of directors shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board of directors. Our board of directors currently consists of nine members. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board of directors among the three classes until the declassification of our board of directors, as described further below.

In accordance with the terms of our Certificate of Incorporation, our board of directors is currently divided into three classes, which has resulted in staggered elections. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be nominated and elected for a new term at the annual meeting in the year in which their term expires. The current members of each class are set forth in the table above under Who We Are.

On the recommendation of our board of directors, our stockholders voted at our 2019 annual meeting of stockholders to amend our Certificate of Incorporation to declassify our board of directors to allow the company's stockholders to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis. Consistent with the amendment to our Certificate of Incorporation that was approved by our stockholders, the declassification of the board of directors will be phased in as follows:

  •
  at our 2020 annual meeting of stockholders, the Class I directors will stand for election for a one-year term;

  •
  at our 2021 annual meeting of stockholders, the Class I and Class II directors will stand for election for a one-year term; and

  •
  at our 2022 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms.

12    Ironwood

For so long as our board of directors is classified, directors may be removed by our stockholders only for cause. Following the declassification of our board of directors, our directors will be removable with or without cause by our stockholders.

We separate the roles of chair of the board of directors and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board of directors believes that this structure enhances the board of directors' oversight of, and independence from, management, and enables the board of directors to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows Mr. Mallon, our chief executive officer, to focus his time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board of directors. We expect the next chair rotation will take place in 2024.

Director Independence

Under Nasdaq Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors determined that none of Messrs. Dreyfus, Duane and Owens, Mses. Kessler, McHugh and Moukheibir, and Dr. Olanoff, representing seven of our eight non-employee directors and seven of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Nasdaq Rule 5605(a)(2). Mr. Mallon, our current chief executive officer, and Dr. Currie, who served as our senior vice president, chief scientific officer and president of R&D until the Separation, were not determined to be independent due to their current or recent employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the Securities and Exchange Commission, or the SEC, rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in determining their independence. As part of such determination, the board of directors considered: (a) the volume of business between BCBSMA, the company in which Mr. Dreyfus serves as president and chief executive officer, and Ironwood, which amounted to less than 1% of the annual revenues of each company in 2019; and (b) payments made by Ironwood to IQVIA, the company in which Ms. Kessler serves as a senior vice president, which amounted to less than 1% of the annual revenues of IQVIA in 2019.

Risk Oversight

Our board of directors retains ultimate responsibility for risk oversight and our management retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board of directors reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board of directors also believes that separating the roles of chair of the board of directors and chief executive officer enhances the board of directors' ability to oversee risk in an objective manner.

We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational

2020  Proxy Statement    13

measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Together with our board of directors, we are closely monitoring the developments and impact of COVID-19 on our business and operations, including employees, and are working to quickly address and mitigate risks in the evolving and dynamic environment.

On a quarterly basis, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our board of directors, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board of directors. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.

As set forth in its charter, our audit committee discusses with management any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks, and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer and chief financial officer. Our audit committee also discusses with Ernst & Young LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting, and reviews related mitigation plans with Ernst & Young LLP. In addition, our audit committee reviews the risk factors presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q that we file with the SEC.

As part of our board of directors' risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans, as it is responsible under its charter for approving the compensation of all of our executive officers and overseeing the maintenance and presentation to our board of directors, of succession plans for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board of directors and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

In performing their risk oversight functions, each committee of our board of directors has full access to management, as well as the ability to engage outside advisors.

Hedging and Pledging Policy

As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.

Corporate Governance Guidelines

We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which are available in print to any stockholder who requests them from our secretary. Our board of directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders, and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board of directors is independent from management, that our board of directors adequately performs its oversight functions, and that the interests of our board of directors and management align with the interests of our stockholders.

14    Ironwood

Board Meetings

Our board of directors held 17 meetings during 2019. As stated in our corporate governance guidelines, we expect our directors to rigorously prepare for, attend, and participate in all board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our directors up for election at, or who have a term that continues after, an annual meeting of stockholders will attend such annual meeting. In 2019, each incumbent director attended at least 75% of all meetings of the board of directors and all committees of the board of directors on which he or she served that were held during the period that such director was a member of the board of directors or the applicable committee. All nine of our directors at the time of our 2019 annual meeting of stockholders attended this meeting.

Committees

Our board of directors has established an audit committee, a governance and nominating committee and a compensation and HR committee. In addition, our board of directors established a capital allocation committee in 2018 to oversee and monitor the company's business mix and capital allocation decisions in order to make recommendations to the board of directors, as well as advise on the Separation. This committee was disbanded upon completion of the Separation. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter approved by our board of directors. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are available in print to any stockholder who requests them from our secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.

Audit Committee

We have a separately designated standing audit committee established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh and Mr. Owens. Ms. Moukheibir chairs the audit committee. Our audit committee met six times during 2019. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm and, as needed, internal auditors or any relevant third party, our internal controls and internal auditing procedures, including any material weaknesses in either;

  •
  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  discussing with our management any significant risks or exposures facing the company and the related mitigation plans, and discussing with our independent registered public accounting firm any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and related mitigation plans;

  •
  monitoring our internal control over financial reporting and disclosure controls and procedures;

  •
  working with management to formulate a mitigation plan and reviewing the company's compliance with such mitigation plan in the event of a significant breakdown or security breach affecting the information technology systems of the company or a third party;

2020  Proxy Statement    15

  •
  appointing, retaining, evaluating, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee's pre-approval policy;

  •
  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board, or PCAOB;

  •
  reviewing with the independent registered public accounting firm, to the extent applicable, any matter arising from the audit of the financial statements that was communicated or required to be communicated that both relates to accounts or disclosures that are material to the financial statements and involves especially challenging, subjective or complex auditor judgment;

  •
  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

  •
  reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;

  •
  reviewing, updating and recommending to our board of directors approval of our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

Our board of directors has determined that Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

16    Ironwood

Audit Committee Report

In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the company's audited financial statements for the fiscal year ended December 31, 2019, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (iii) received the written disclosures and the letter from Ernst & Young LLP, the company's independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

By the Audit Committee,
Catherine Moukheibir, Chair Julie H. McHugh Edward P. Owens

2020  Proxy Statement    17

Governance and Nominating Committee

The members of our governance and nominating committee are Messrs. Olanoff and Duane and Ms. McHugh. Mr. Olanoff chairs the governance and nominating committee. Our governance and nominating committee met two times during 2019.

Our governance and nominating committee's responsibilities include:

  •
  assisting our board of directors in identifying and recruiting individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors the persons to be nominated for election as directors;

  •
  recommending to our board of directors qualified individuals to serve as committee members;

  •
  performing an annual evaluation of our board of directors and each committee of the board of directors;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors;

  •
  considering any potential conflicts of interest of members of our board of directors;

  •
  considering our policies with respect to their impact on significant issues of corporate social responsibility; and

  •
  evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

Compensation and HR Committee

The members of our compensation and HR committee are Messrs. Dreyfus and Duane and Ms. Kessler. Mr. Dreyfus chairs our compensation and HR committee. Our compensation and HR committee met seven times during 2019. Our compensation and HR committee assists our board of directors in fulfilling its responsibilities relating to the compensation of our board of directors and our executive officers.

Our compensation and HR committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

  •
  reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

  •
  reviewing and approving our chief executive officer's compensation based on its evaluation of the chief executive officer's performance;

  •
  reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

  •
  overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

  •
  reviewing, accessing and making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation and HR committee report required by the SEC;

  •
  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer;

18    Ironwood

  •
  overseeing compliance with applicable laws and regulations affecting employee compensation and benefits, including regarding stockholder approval of certain executive compensation matters; and

  •
  reviewing the risks associated with our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

How We Are Paid

The majority of the compensation that our non-employee directors receive for service on our board of directors is paid in the form of restricted shares of our Class A common stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board of directors on the last day of each applicable vesting period. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, or RSA, unvested shares will be forfeited on the date of such director's termination of service.

Director Compensation Plan, effective January 2014

From January to May 2019, our directors were compensated pursuant to our prior director compensation plan, which became effective January 1, 2014, or the 2014 Director Compensation Plan. Under this plan, at each annual meeting of stockholders, our non-employee directors received an annual grant of the number of restricted shares of our Class A common stock calculated by dividing (i) the dollar amount for total director compensation approximating the 25th percentile of our current peer group on the date of grant, by (ii) the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month in which the applicable annual meeting of stockholders occurs. Such restricted shares vested 25% on each three-month anniversary of the grant date over a nine-month period and the remaining 25% on the day before the date of the annual meeting of stockholders for the next calendar year.

Under our 2014 Director Compensation Plan, if a non-employee director was elected other than at an annual meeting of our stockholders, on the start date of such non-employee directors service on the board of directors, such non-employee director was granted the number of restricted shares of our Class A common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. In connection with their election to the board, on April 1, 2019, each of Mses. Kessler and Moukheibir, Dr. Currie and Mr. Duane were issued 2,995 restricted shares of our Class A common stock, which vested in full on the day before the date of our 2019 annual meeting of stockholders.

In addition, pursuant to our 2014 Director Compensation Plan, the chair of our board and each of the committee chairs received annual compensation of $10,000, payable quarterly in unrestricted stock or cash at the individual director's election. Shares of our Class A common stock issued to our directors under our 2014 Director Compensation Plan were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or the 2010 Plan. Further, whether the shares of restricted stock are vested or not, no director may transfer any shares of restricted stock granted pursuant to our 2014 Director Compensation Plan while such person is a director of Ironwood, subject to limited exceptions.

2020  Proxy Statement    19

Under our 2014 Director Compensation Plan, non-employee directors also were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

Non-Employee Director Compensation Policy, effective May 2019

Following a competitive assessment of market data related to non-executive director compensation provided by Pearl Meyer & Partners, LLC, or Pearl Meyer, our compensation consultant at the time, our compensation and HR committee approved our non-employee director compensation policy, or the 2019 Director Compensation Policy, effective in May 2019. Under our 2019 Director Compensation Policy, at each annual meeting of stockholders, our non-employee directors are granted restricted shares of our Class A common stock with a grant date fair value of $250,000, determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in full on the date immediately preceding the date of the next annual meeting of stockholders.

Under our 2019 Director Compensation Policy, if a non-employee director is elected other than at an annual meeting of our stockholders, then upon his or her initial election to our board of directors, such director will be granted the number of restricted shares of our Class A common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. Such restricted shares will vest in full on the date immediately preceding the date of the next annual meeting of stockholders. In addition, each non-employee director who is first elected to our board of directors will, upon his or her initial election, be granted restricted shares of our Class A common stock with a grant date fair value of $250,000, determined based on the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in three equal installments on the first three anniversaries of the grant date.

Shares of restricted stock that were granted to our directors under our 2019 Director Compensation Policy in connection with our 2019 annual meeting of stockholders were granted under our 2010 Plan. After May 2019, shares of restricted stock granted to directors under our 2019 Director Compensation Policy will be granted under our 2019 Equity Incentive Plan, or our 2019 Plan.

In addition to equity grants, each non-employee director receives an annual retainer under our 2019 Director Compensation Policy for his or her service on our board of directors, as well as additional fees for board chair, committee or committee chair service as follows:

Fees

Annual retainer for members of the board of directors	$50,000 ($80,000 for the chair)
Additional annual retainer for members of the audit committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the compensation and HR committee	$7,500 ($15,000 for the chair)
Additional annual retainer for members of the governance and nominating committee	$5,000 ($10,000 for the chair)

20    Ironwood

All cash fees are payable quarterly in arrears and will be prorated for any quarter of partial service, and fees payable under our 2019 Director Compensation Policy were retroactive to April 1, 2019. Each non-employee director may elect, prior to January 1 of the year with respect to which such election will be effective, to receive fully vested shares of our Class A common stock at no cost in lieu of his or her annual cash retainer and any additional cash retainers for board chair, committee or committee chair service set forth above. The number of shares of our Class A common stock to be issued will be determined by dividing the applicable cash retainer(s) the director would be eligible to receive by the closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) on the date the cash fees would otherwise be paid, rounded down to the nearest whole share. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

Director Stock Ownership Guidelines

In May 2019, we instituted stock ownership guidelines that provide that each non-employee director must accumulate and continuously hold shares of our Class A common stock with a value equal to or greater than three times the amount of the then-current annual retainer paid to the non-employee director for service on our board of directors (excluding any additional board chair, committee, or committee chair retainers). Non-employee directors are required to achieve this level of ownership by the later of (a) May 30, 2021 (the date which is two years from the date of our 2019 annual meeting of stockholders) and (b) two years from the date the individual began service with us, or the Ownership Date.

Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders each year based on the annual retainer then in effect. Following the Ownership Date, until a non-employee director holds the required ownership level and if such director does not hold the number of shares of our Class A common stock to meet the stock ownership requirements at any time thereafter, such director will be required to retain 100% of any shares of our Class A common stock held or received upon the vesting or settlement of equity awards or the exercise of stock options, in each case, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable). Further, following the Ownership Date, to the extent a non-employee director does not hold the number of shares of our Class A common stock that meets this threshold, such director will be automatically deemed to have elected to receive any cash retainer for service on our board of directors or a committee thereof in the form of shares of our Class A common stock in an amount that satisfies the threshold shortfall.

In addition to the stock ownership guidelines described above, the non-employee director share transfer restrictions described above under our 2014 Director Compensation Plan remain in effect with respect to any shares granted under that plan.

We believe our stock ownership guidelines and other transfer restrictions ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and further focus our directors on maximizing long-term value.

Director Compensation Table

The following table sets forth information regarding the compensation earned during the year ended December 31, 2019 by each of our directors who served in 2019 other than (i) Mr. Mallon, our current chief executive officer and current member of our board of directors, (ii) Peter Hecht, our former chief executive officer and former member of board of directors, and (iii) Mark Currie, our former senior vice president, chief scientific officer and president of R&D and current member of our board of directors. Neither Mr. Mallon nor Dr. Hecht received compensation for his service on our board of directors, and Dr. Currie's compensation for service on our board of directors is included in the Summary Compensation Table available elsewhere in this proxy statement.

Name*	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)

Andrew Dreyfus	$48,736	(2)	$244,317	$293,053
Jon R. Duane	$45,795	(3)	$286,306	$332,101
Marsha H. Fanucci	$2,500	(4)	$—	$2,500
Marla L. Kessler	$43,125	(5)	$286,306	$329,431
Terrance G. McGuire	$2,492	(6)	$—	$2,492
Julie H. McHugh	$73,750	(7)	$244,317	$318,067
Catherine Moukheibir	$52,500	(8)	$286,306	$338,806
Lawrence S. Olanoff	$45,000	(9)	$244,317	$289,317
Edward P. Owens	$47,500	(10)	$244,317	$291,817
Amy W. Schulman	$2,492	(11)	$—	$2,492
Douglas E. Williams, Ph.D.	$—		$—	$—

*
Mses. Fanucci and Schulman and Mr. McGuire transitioned off of the Ironwood board of directors and joined the Cyclerion board of directors on April 1, 2019, in connection with the Separation. Dr. Williams transitioned off of the Ironwood board of directors on April 1, 2019 in connection with the Separation.

(1)
On April 1, 2019, in connection with their election to our board of directors, each of Mses. Kessler and Moukheibir, Dr. Currie and Mr. Duane received a restricted stock grant in the amount of 2,995 shares of our Class A common stock, which vested in full on the day before the date of our 2019 annual meeting of stockholders. The number of shares subject to such restricted stock grant was determined by prorating the restricted stock grant of 16,223 shares of our Class A common stock awarded to the board of directors in connection with our 2018 annual meeting of stockholders by the number of days served on our board of directors between April 1, 2019, the date Mses. Kessler and Moukheibir, Dr. Currie and Mr. Duane joined our board of directors, and the date of our 2019 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $14.02 per share and was granted pursuant to the terms of our 2014 Director Compensation Plan and our 2010 Plan.

On May 29, 2019, each non-employee member of our board of directors who was serving on such date received a restricted stock grant in the amount of 22,706 shares of our Class A common stock for service on our board of directors from the date of our 2019 annual meeting of stockholders to the date of our 2020 annual meeting of stockholders, which shares will vest in full on the date immediately preceding the date of our 2020 annual meeting of stockholders. The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 by (ii) the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2019 annual meeting of stockholders (which price was adjusted for the impact of the Separation). Each such award of restricted stock had a grant date fair value of $10.46 per share and was granted pursuant to the terms of our 2019 Director Compensation Policy and our 2010 Plan. As of December 31, 2019, each non-employee director held 22,706 restricted shares of Class A common stock as a result of this grant and held no other unvested equity awards.

Amounts in the table represent the fair value of these restricted stock grants on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards made in 2019, see Note 15 to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that we filed with the SEC on February 13, 2020. All values reported exclude the effects of potential forfeitures.

(2)
Mr. Dreyfus received this compensation for his service on our board of directors and as chair of the compensation and HR committee from April 1, 2019 through December 31, 2019. Mr. Dreyfus elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. Dreyfus received a total of 4,529 shares of our Class A common stock for such service in 2019.

(3)
Mr. Duane received this compensation for his service on our board of directors and as a member of our governance and nominating and compensation and HR committees from April 1, 2019 through December 31, 2019.

(4)
Ms. Fanucci received this compensation for her service as chair of our audit committee from January 1, 2019 through March 31, 2019.

2020  Proxy Statement    21

(5)
Ms. Kessler received this compensation for her service on our board of directors and as a member of our compensation and HR committee from April 1, 2019 through December 31, 2019.

(6)
Mr. McGuire received this compensation for his service as chair of our board of directors from January 1, 2019 through March 31, 2019. Mr. McGuire elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. McGuire received a total of 183 shares of our Class A common stock for such service in 2019.

(7)
Ms. McHugh received this compensation for her service as chair of our governance and nominating committee from January 1, 2019 through March 31, 2019, and for her service as chair of our board of directors and service on our audit and compensation and HR committees from April 1, 2019 through December 31, 2019.

(8)
Ms. Moukheibir received this compensation for her service on our board of directors and as chair of our audit committee from April 1, 2019 through December 31, 2019.

(9)
Dr. Olanoff received this compensation for his service on our board of directors and as chair of our governance and nominating committee from April 1, 2019 through December 31, 2019.

(10)
Mr. Owens received this compensation for his service as chair of our compensation and HR committee from January 1, 2019 through March 31, 2019, and for his service on our audit committee from April 1, 2019 through December 31, 2019.

(11)
Ms. Schulman received this compensation for her service as chair of our capital allocation committee from January 1, 2019 through March 31, 2019. Ms. Schulman elected to receive this compensation in unrestricted shares of our Class A common stock. Ms. Schulman received a total of 183 shares of our Class A common stock for such service in 2019.

22    Ironwood

On April 1, 2019, each of the non-employee directors who was on our board of directors prior to the date of the Separation held 4,056 unvested shares of our Class A common stock, which represented 25% of the annual restricted stock award of 16,223 shares of our Class A common stock granted on the date of our 2018 annual meeting of stockholders. In connection with the Separation, on April 1, 2019, each such director received a dividend of 405 shares of unrestricted shares of Cyclerion common stock, which amount was determined according to a fixed ratio of one share of Cyclerion common stock for every 10 shares of unvested Ironwood Class A common stock. In addition to receiving 405 shares of Cyclerion common stock, the Separation had the following impact on unvested restricted stock held by directors at the time of the Separation:

Directors	Ironwood	Cyclerion

Directors who remained on Ironwood's board of directors following the Separation (Ms. McHugh, Messrs. Dreyfus and Owens and Dr. Olanoff)	Retained the 4,056 shares of Ironwood Class A common stock that were unvested as of April 1, 2019, which shares vested in full on the date of our 2019 annual meeting of stockholders
Directors who transitioned to Cyclerion's board of directors in connection with the Separation (Mses. Fanucci and Schulman and Mr. McGuire)	Forfeited the 4,056 shares of Ironwood Class A common stock shares that were unvested as of April 1, 2019	Received 3,279 shares of unvested Cyclerion common stock, which were granted on substantially the same terms and vesting conditions as were applicable to the 4,056 forfeited shares of Ironwood Class A common stock(1)
Director who transitioned off of Ironwood's board of directors and did not join Cyclerion's Board of Directors (Dr. Williams)	Forfeited 4,056 Ironwood shares that were unvested as of April 1, 2019

(1)  The 3,279 shares of unvested Cyclerion common stock granted in connection with the Separation were calculated by dividing (i) $13.45 (the volume-weighted average price of Ironwood's Class A common stock for the 10 days preceding the Separation) by (ii) $14.81 (the purchase price of Cyclerion common stock as of the date of the Separation), then multiplying the quotient by (iii) 4,056 shares.

Furthermore, the directors who joined Ironwood's board of directors in connection with the Separation (Mses. Kessler and Moukheibir, Dr. Currie and Mr. Duane) also received 405 shares of Cyclerion common stock in addition to the award of 2,995 shares of restricted Ironwood Class A common stock granted on April 1, 2019 in connection with joining our board of directors. Further information on the impact of the Separation on directors' equity is available elsewhere in this proxy statement under the caption Compensation Discussion and Analysis—Equity Impact of the Separation.

2020  Proxy Statement    23

PROPOSAL 1

Election of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE **FOR** EACH OF THE CLASS III DIRECTORS UP FOR ELECTION.

1

Proposal No. 1

Our board of directors has nominated each of our current Class I directors—Dr. Currie and Messrs. Duane and Mallon—for election at the 2020 annual meeting. Each of Dr. Currie and Messrs. Duane and Mallon has indicated his willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board of directors.

Vote Required

The three nominees for director with the highest number of affirmative votes will be elected as directors to serve for one year and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

26    Ironwood

Our Executives

Who We Are

The following table sets forth certain information, as of April 21, 2020, with respect to each of our executive officers, other than Mr. Mallon, whose biographical information is included elsewhere in this proxy statement under the caption Our Board of Directors:

Name	Age	Position(s)

Gina Consylman, CPA	48	Senior Vice President, Chief Financial Officer
Conor Kilroy	38	Senior Vice President, General Counsel
Thomas A. McCourt	62	President
Jason Rickard	49	Senior Vice President, Chief Operating Officer
Michael Shetzline, M.D., Ph.D.	61	Chief Medical Officer, Senior Vice President and Head of Drug Development

GINA CONSYLMAN, CPA Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. Age: 48 Joined Ironwood 2014

•

Ms. Consylman has served as our senior vice president, chief financial officer since November 2017. Ms. Consylman previously served as our interim chief financial officer from September 2017 to November 2017, and as our vice president of finance and chief accounting officer from August 2015 to November 2017. She also previously served as our vice president, corporate controller and chief accounting officer from June 2014 to July 2015.

•

Prior to joining Ironwood, Ms. Consylman served as vice president, corporate controller and principal accounting officer of Analogic Corporation, or Analogic, (which was acquired by funds affiliated with Altaris Capital Partners, LLC) from February 2012 to June 2014, where she oversaw Analogic's global accounting team.

•

Prior to joining Analogic, Ms. Consylman served in various finance roles at Biogen Inc., or Biogen, from November 2009 to February 2012, culminating in her service as senior director, corporate accounting where she was responsible for the accounting teams for the corporate and U.S. commercial business units.

•

Before joining Biogen, Ms. Consylman also served as corporate controller at Varian Semiconductor Equipment Associates, Inc. (subsequently acquired by Applied Materials, Inc.)

•

Ms. Consylman currently serves on the board of directors, including as chair of the audit committee, of Verastem, Inc. Ms. Consylman, a Certified Public Accountant, began her career in public accounting at Ernst & Young LLP. She holds a B.S. in accounting from Johnson & Wales University and a M.S. in taxation from Bentley University.

2020  Proxy Statement    27

CONOR KILROY Senior Vice President, General Counsel of Ironwood Pharmaceuticals, Inc. Age: 38 Joined Ironwood 2013

•

Mr. Kilroy has served as our senior vice president since April 2020 and general counsel since April 2019. Prior to becoming senior vice president and general counsel, Mr. Kilroy served as senior director, assistant general counsel from June 2016 to April 2019, director, senior corporate counsel from June 2014 to June 2016 and as associate director, corporate counsel from June 2013 to June 2014.

•

Before joining Ironwood, Mr. Kilroy was corporate counsel, securities, at Boston Scientific Corporation from 2012 to 2013 and was an associate at Goodwin Procter LLP from 2007 to 2011.

•

Mr. Kilroy holds a B.A. from Brandeis University and a J.D. from Boston College Law School.

THOMAS A. McCOURT President of Ironwood Pharmaceuticals, Inc. Age: 62 Joined Ironwood 2009

•

Mr. McCourt has served as our president since April 2019 and, prior to April 2019, had served as our senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009.

•

Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from April 2008 to August 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations.

•

Mr. McCourt was also part of the founding team at Astra Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®.

•

Mr. McCourt serves on the board of directors, including on the audit and compensation committees, of Acceleron Pharma Inc. and has a degree in pharmacy from the University of Wisconsin.

28    Ironwood

JASON RICKARD Senior Vice President, Chief Operating Officer of Ironwood Pharmaceuticals, Inc. Age: 49 Joined Ironwood 2012

•

Mr. Rickard has served as our chief operating officer since April 2020. Prior to his appointment as the company's senior vice president, chief operating officer, Mr. Rickard had been the company's senior vice president, operations since July 2018, in which Mr. Rickard most recently led the company's manufacturing, pharmaceutical development, quality, human resources, information technology and facilities functions. Before becoming senior vice president, operations, Mr. Rickard served as the company's vice president global operations and information technology from July 2015 to July 2018; vice president global operations from March 2014 to July 2015; vice president commercial manufacturing supply chain from June 2013 to March 2014; and head of supply chain from January 2012 to June 2013.

•

Prior to joining Ironwood, Mr. Rickard was with Genentech, Inc. from 2000 to 2012 in roles of increasing responsibility in manufacturing and supply chain. Mr. Rickard began his career as a mechanical engineer at AMOT Controls Corporation.

•

Mr. Rickard holds an M.S. from California State University—Sacramento and a B.S. from California State University—Chico, both in mechanical engineering.

MICHAEL SHETZLINE, M.D., Ph.D. Chief Medical Officer, Senior Vice President and Head of Drug Development of Ironwood Pharmaceuticals, Inc. Age: 61 Joined Ironwood 2019

•

Dr. Shetzline has served as our chief medical officer, senior vice president and head of drug development since January 2019. Dr. Shetzline is a gastroenterologist and internist, with more than 25 years of experience in the biopharmaceutical industry and academia.

•

Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, where he led global clinical development for all GI assets from January 2015 to January 2019.

•

Prior to Dr. Shetzline's role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring, from September 2012 to January 2015, during which he led Ferring's clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012.

•

Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals.

•

Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center.

•

Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

2020  Proxy Statement    29

Executive Compensation

Dear Ironwood stockholders,

2019 was a transformative year for Ironwood, underscored by the clear execution from the Ironwood team in driving forward our mission to advance treatment of GI diseases and redefine the standard of care for millions of GI patients. Ironwood is undeniably a very different company today than it was a little over a year ago.

In line with the changes in the company's focus, strategy and leadership team marked by the Separation, we took the opportunity in 2019 to refresh a number of the company's significant plans and policies. At our 2019 annual meeting of stockholders, our stockholders approved our 2019 Equity Incentive Plan, which, among other features that we believe will advance the interests of our stockholders, did not continue the "evergreen" feature of our prior equity incentive plan and limited share recycling under the plan. Additionally, in early 2019, we adopted a clawback policy that provides that our board of directors may recover from our current and former executive offers certain incentive compensation under certain conditions upon a financial restatement. We also instituted formal stock ownership guidelines for directors to further align our director compensation program with the long-term performance of the company.

We also made several important changes to Ironwood's executive compensation program. As we discuss further below, we developed a competitive compensation package to recruit Mark Mallon, who became our CEO in connection with the Separation. We adopted a new executive compensation peer group that includes similarly sized commercial biopharmaceuticals peers (based on market capitalization, median revenue, number of employees, as well as other factors) to align to our post-Separation profile. In addition, for our 2020 executive equity compensation program, we decided to replace stock option grants with performance-based stock unit awards that are designed to further align executive pay with our performance, including stock price performance. We believe this important adjustment will motivate our executive team and further tie our executives' compensation to stockholder value.

As always, we are open to your feedback. Thank you for the privilege of serving as your compensation and HR committee chair.

Sincerely,

Andrew Dreyfus

Chair, Compensation and HR Committee

30    Ironwood

Compensation Discussion and Analysis

Executive Summary

In 2019 and 2020, our executive compensation program has evolved along with the changes to our business marked by the Separation. Two key highlights, described further below, were: (1) the transition of our chief executive officer in connection with the Separation, and (2) the introduction of performance-based units, or PSUs, into our 2020 equity compensation program for our executive officers in lieu of stock options.

1.
Chief Executive Officer Transition
In January 2019, our board of directors hired Mark Mallon to be our chief executive officer, or CEO, effective upon the Separation. Our previous CEO and founder, Peter Hecht, became the CEO of Cyclerion in connection with the Separation. Compensation for Mr. Mallon in 2019 includes certain one-time cash and equity awards granted to compensate him, in part, for outstanding equity he forfeited by leaving his previous employer and therefore is not representative of our expectations for Mr. Mallon's compensation on a go-forward basis. Additional information on Mr. Mallon's compensation is provided under the caption 2019 CEO Transition Compensation, below.

2.
Introduction of PSUs into 2020 Executive Equity Program
To further tie executive compensation to corporate performance and stockholder value, in 2020, 50% of annual equity-based compensation awarded to our named executive officers was in the form of PSUs, with the remaining 50% of grants in the form of restricted stock units, or RSUs (based on the grant date fair value of equity awards, with PSU awards measured at target). PSUs replaced stock options in our 2020 executive compensation program to further drive accountability to achieve key milestones and deliver stockholder returns. The PSUs awarded in March 2020 to our named executive officers may be earned based on corporate achievement in three categories: (1) completing clinical pipeline new drug application, or NDA, submissions to the U.S. FDA, (2) achieving target cumulative adjusted organic EBITDA, and (3) realizing specified levels of relative stockholder return, or rTSR. Additional information on our PSU program, including the PSU awards granted to our named executive officers in 2020, is provided under the caption 2020 Equity Awards and Shift to 50% Performance-Based Stock Units, below.

Stockholder Engagement and Say-On-Pay Vote Consideration

Feedback from stockholders is an essential part of our executive compensation decision-making processes. Our company engages with many of our largest stockholders on an annual basis. We invite feedback on a wide variety of topics including corporate strategy, capital allocation, governance, and executive compensation. In 2019, senior management met with nearly all of Ironwood's largest 20 stockholders, which represented over 90% of our outstanding shares as of December 31, 2019.

Our stockholders also have the opportunity to cast a non-binding advisory vote on named executive officer compensation, or a "say-on-pay" vote, every year. This allows our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders' interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input on our executive compensation programs through the say-on-pay vote at our 2019 annual meeting of stockholders and approximately 87% of votes cast by our stockholders voted in support of our named executive officer compensation.

2020  Proxy Statement    31

Compensation Decisions for 2019 and 2020

Named Executive Officers for 2019

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2019, which include executives who served the company prior to the Separation, were:

Ironwood executive officers:

  •
  Mark Mallon, chief executive officer;

  •
  Gina Consylman, chief financial officer and senior vice president;

  •
  Thomas A. McCourt, president; and

  •
  Halley E. Gilbert, former chief administrative officer and senior vice president, corporate development.

Ironwood executive officers prior to the Separation:

  •
  Peter M. Hecht, Ph.D., former chief executive officer; and

  •
  Mark G. Currie, Ph.D., former senior vice president, chief scientific officer, and president of research and development.

Ms. Gilbert resigned from her position with Ironwood effective February 28, 2020. Additional information is provided under the caption Post-Employment Arrangements elsewhere in this proxy statement. Drs. Hecht and Currie each resigned from their respective positions with Ironwood in connection with the Separation in April 2019. Dr. Hecht is no longer an officer or director of Ironwood. Dr. Currie joined our board of directors in April 2019. Additional information is provided under the caption Compensation of Named Executive Officers Who Transitioned to Cyclerion, elsewhere in this proxy statement.

2019 CEO Transition Compensation

Mr. Mallon joined the company as a senior advisor to the board of directors on January 4, 2019 and was named chief executive officer of Ironwood on April 1, 2019 in connection with the completion of the Separation. In order to compensate him, in part, for outstanding equity he forfeited by leaving his previous employer and to align his interests with stockholders, Mr. Mallon's 2019 compensation includes certain one-time cash and equity awards. For this reason, the total compensation that Mr. Mallon received in 2019 is higher than the total compensation that we expect Mr. Mallon will receive on a go-forward basis.

The terms of Mr. Mallon's offer letter provide for the following:

  •
  an initial base salary of $750,000 per year;

  •
  an annual bonus target of 75% of his base salary, subject to achievement of individual and corporate goals;

  •
  a one-time new hire bonus of $880,000, subject to certain clawback provisions if he terminates his employment for any reason or the company terminates his employment for Cause (as defined in his executive severance agreement described below) within two years of his start date;

  •
  an initial equity grant consisting of:

    o
    an option to purchase 171,526 shares of our Class A common stock that vest over four years, with 25% of the options vesting on the first anniversary of his start date and 1/48th of the options vesting each month thereafter for the next 36 months;

    o
    93,036 RSUs that will vest over four years as to 25% of the RSUs on each approximate anniversary of the applicable grant date, and

32    Ironwood

  •
  certain relocation benefits, also subject to certain clawback provisions if Mr. Mallon terminates his employment for any reason or the company terminates his employment for Cause, in each case within 12 months following the payment date of his last relocation reimbursement.

For a description of the impact of the Separation on the number of stock options and RSUs, and the exercise price of stock options, awarded to Mr. Mallon in January 2019 in connection with the commencement of his employment with Ironwood, please see Equity Impact of the Separation and the footnotes to the Grants of Plan-Based Awards table elsewhere in this proxy statement.

Per his offer letter, upon becoming CEO on April 1, 2019, Mr. Mallon received an additional option to purchase 423,049 shares of our Class A common stock and an additional grant of 206,873 RSUs. As with his initial equity grant, 25% of the options vested on the first anniversary of his start date, with 1/48th of the options vesting each month thereafter for the next 36 months, and the RSUs vest as to 25% of the RSUs on the approximate first four anniversaries of the date of grant. This grant was made on April 1, 2019, the effective date of the Separation. In addition, the company has entered into an indemnification agreement and an executive severance agreement with Mr. Mallon, the terms of each of which are consistent with the forms of indemnification agreement and executive severance arrangements described elsewhere in this proxy statement. Additional information on the factors considered in determining Mr. Mallon's initial compensation package is available under the caption Role of the Compensation and Human Resources Committee elsewhere in this proxy statement.

The following table presents a summary of the payments made, and value of awards granted, to Mr. Mallon as part of his initial compensation package:

	New Hire Package (effective January 4, 2019)		CEO Compensation (effective April 1, 2019)

Base Salary	$750,000			(1)
Sign-on Bonus	$880,000		—
Restricted Stock Units(2)	$1,146,204	(4)	$2,546,607	(4)
Stock Options(3)	$999,516	(4)	$2,804,815	(4)
Total	$3,775,720		$5,351,422

(1)  Mr. Mallon's base salary did not change when he became CEO in April 2019 in connection with the Separation.

(2)  Mr. Mallon's RSUs vest over four years as to 25% of the RSUs on each approximate anniversary of the grant date.

(3)  Mr. Mallon's stock options vest as to 25% of the options on the first anniversary of the vesting commencement date and 1/48th of the options each month thereafter for the next 36 months.

(4)  Reflects the fair value of time-based RSU and stock option awards on the date of grant calculated in accordance with Financial Accounting Standards Board issued Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards made in 2019, including these awards to Mr. Mallon, see Note 15 to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that we filed with the SEC on February 13, 2020. All values reported exclude the effects of potential forfeitures.

Mr. Mallon was not eligible to receive an annual equity award in fiscal year 2019 and instead received initial equity grants in early 2019 as described above.

For information on the cash bonus award paid to Mr. Mallon in 2020 for 2019 performance, as well as Mr. Mallon's base salary increase in 2020 and equity awards granted to Mr. Mallon in 2020, see NEO Compensation Program, below.

NEO Compensation Program

As in prior years, the three primary elements of our executive compensation program are base salary, cash bonus and long-term equity incentive compensation. Unless the context suggests otherwise, "named executive officers" as used in this section refers to our named executive officers who remained at Ironwood through 2019.

2020  Proxy Statement    33

Goals and Accomplishments

In 2019, allocations of cash and equity awards to our named executive officers were, in large part, dependent upon our meeting certain weighted corporate performance goals. We work thoughtfully with our compensation and HR committee and other members of our board of directors to establish what we believe are challenging corporate goals that further the accomplishment of our long-term business plan. In early 2019, our compensation and HR committee approved the corporate performance goals for 2019. Our named executive officers (other than our CEO) were evaluated on the achievement of the 2019 corporate goals and additional individual goals that contributed toward, and related directly to, the accomplishment of the 2019 corporate goals. The compensation and HR committee assessed Mr. Mallon's performance based on the full set of corporate goals. Performance measured against the 2019 corporate and individual goals (as applicable) was used in determining compensation awards and adjustments for our named executive officers in early 2020.

The 2019 corporate goals, and the level of achievement against these goals, as determined by our compensation and HR committee, was as follows:

Corporate Goal	Stockholder Impact	Achievements	Target Percentage (%)	Actual Level of Achievement (%)

Grow the value of our IBS/constipation franchise	Grows the revenue base	• Delivered target U.S. LINZESS net sales with compliance excellence • Obtained top-line Phase III abdominal symptom data and executed a compliant marketing plan to achieve 2019 volume targets	40%	51%

Create value from our innovative pipeline	Advances future business growth and profitability	• Advanced enrollment in Phase III pivotal studies in rGERD, including enrollment of patients with erosive esophagitis • Initiated MD-7246 Phase II study of abdominal pain associated with IBS-D and completed study enrollment well in advance of goals	30%	22%

Strengthen our financial profile	Transitions to cash generation	• Delivered target adjusted EBITDA from continuing operations* • Raised a total of $400 million in convertible notes due 2024 and 2026, and used proceeds to pay for associated capped call transactions, redeem all the outstanding principal balance of our 8.375% notes due 2026, and repurchase $215 million aggregate principal amount of our convertible notes due 2022	15%	15%

Achieve value-creating corporate milestones	Supports potential for long-term growth and profitability	• Successfully executed the Separation • Entered into commercial partnerships in 2019 with Allergan to continue to promote Allergan's VIBERZI® and with Alnylam for Alnylam's GIVLAARI™	15%	18%

		Totals	100%	106%

	Stretch Goals for Additional Potential Achievement		50%	24%

		TOTALS	150%	130%

* Adjusted EBITDA from continuing operations was calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood's 2.25% convertible notes due 2022, impairment of intangibles, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss) from continuing operations.

34    Ironwood

In addition to the above corporate goals, the company achieved certain stretch goals in 2019, including higher LINZESS brand profitability compared to target and outperformance relative to adjusted EBITDA from continuing operations expectations. As a result, our compensation and HR committee determined that the 2019 company performance achievement multiplier, which was used as a key consideration in determining executive compensation awarded for 2019 performance, was 130%.

In support of the 2019 corporate goals identified above, our compensation and HR committee assigned ownership of a specific subset of goals to each of our named executive officers, as follows:

Name	Summary of Individual Goals

Gina Consylman

•

Deliver target adjusted EBITDA from continuing operations

•

Execute on the Separation, including setting up two independent companies with separate financial systems

•

Strengthen our balance sheet and improve cost of capital

•

Improve our financial performance monitoring capabilities

•

Gain board approval of a refreshed strategic framework to drive future growth

Halley E. Gilbert

•

Execute on the Separation, including establishing transition services and executing development plan

•

Establish a commercial partnership that increases enterprise value

•

Maintain our culture of compliance

•

Provide high quality intellectual property advice, including relating to abbreviated new drug application litigation ongoing in 2019

Thomas A. McCourt

•

Deliver target LINZESS net trade sales with compliance excellence

•

Strengthen LINZESS profile with release of Phase III abdominal symptom data

•

Refresh LINZESS life cycle management plan in partnership with Allergan

•

Advance enrollment of the Phase III clinical studies of IW-3718 in rGERD

•

Initiate MD-7246 Phase II abdominal pain study in IBS-D patients, positioning to deliver top-line data readout in 2020

•

Strengthen commercial and drug development capabilities through completion of a number of targeted program initiatives

In early 2020, Mr. Mallon evaluated the individual performance in 2019 of each of the named executive officers listed above and provided feedback and made recommendations to our compensation and HR committee. The committee determined the named executive officers' compensation, taking into account Ironwood's level of achievement of its corporate goals as well as the fact that each named executive officer exceeded or far exceeded performance expectations for 2019.

Additional information on the basis for compensation decisions in 2019 relating to our named executive officers is available throughout this section and elsewhere in this proxy statement under the captions Role of the Compensation and Human Resources Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.

Base Salary

Base salaries are determined at commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels and to reflect the performance of the named executive officer. In determining whether to adjust a named executive officer's base salary, our compensation and HR committee takes into consideration factors such as our performance in prior years, general economic factors and compensation parity among our named executive officers, as well as the abilities, performance and experience of the named executive officer. Our compensation and HR committee also reviews our named executive officers' past compensation at the company and market data. Please see Role of the Compensation Consultant: Benchmarking and Peer Group Analysis for further information.

2020  Proxy Statement    35

In January 2019, our compensation and HR committee reviewed and approved the following base salaries for 2019 for our named executive officers (other than Mr. Mallon, whose compensation was set when he commenced service with us, as described above): Ms. Consylman received a $65,000 increase in base salary from $415,000 to $480,000, Ms. Gilbert received a $20,000 increase in base salary from $460,000 to $480,000, and Mr. McCourt received a $20,000 increase from $465,000 to $485,000. The increase in base salary for Ms. Consylman, Ms. Gilbert and Mr. McCourt was based on our compensation and HR committee's determination that we achieved 100% of our corporate goals in 2018 and in recognition that each such named executive officer met or exceeded all or substantially all of his or her respective individual goals for 2018. This determination also took into account peer group and other market data from the Pearl Meyer competitive assessment discussed below. In addition, the increase in base salary for Ms. Consylman in 2019 also includes adjustments to better align her base salary with the external market and her internal peers. In May 2019, Mr. McCourt received a $35,000 increase in base salary from $485,000 to $520,000 in connection with his promotion to president, which increase was effective as of April 1, 2019.

In January 2020, our compensation and HR committee reviewed and approved the following base salaries for 2020: Mr. Mallon received a $22,500 increase in base salary from $750,000 to $772,500, Ms. Consylman received a $14,400 increase in base salary from $480,000 to $494,400, and Mr. McCourt received a $36,400 increase from $520,000 to $556,400. The compensation and HR committee did not increase Ms. Gilbert's base salary because Ms. Gilbert had provided notice of her intent to resign from the company in February 2020.

Cash Bonus

Our cash bonus program is designed to reward the achievement of our annual corporate goals and individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers, and making sure our employees know clearly that we value their contributions. Each cash bonus award is made annually and is based on the extent to which we achieved our corporate goals for the preceding year, as well as the executive's individual performance in that year against his or her individual goals. In 2019, Mr. Mallon's target bonus was 75% of his base salary, Mr. McCourt's target bonus was 60% of his base salary, and Mses. Consylman and Gilbert's target bonus was 50% of their respective base salaries. We believe that these target bonus percentages align the target compensation of our named executive officers with that of our peers, place appropriate emphasis on achievement of our annual performance objectives and facilitate recruiting, retaining and motivating our executive officers.

Additionally, for each of our named executive officers, 70% of each cash bonus award paid in 2020 for 2019 performance was based solely on the achievement of our corporate goals and 30% was based on the named executive officer's achievement of his or her individual goals, which, as described above for named executive officers other than Mr. Mallon, included specific accountability for certain of our corporate goals. In determining Mr. Mallon's cash bonus paid in 2020 for 2019 performance, the compensation and HR committee equated Mr. Mallon's individual performance to the company's 2019 performance achievement multiplier of 130%.

36    Ironwood

The following summarizes the calculation of our named executive officers' cash bonus awards paid in 2020 for 2019 performance:

This approach was intended to closely align cash bonus awards to the achievement of our corporate goals, while taking into account individual performance and providing equity and transparency to the calculation of our executive bonuses. As described above, the company performance achievement multiplier for 2019 was 130%. In February 2020, our compensation and HR committee determined that each of our named executive officers exceeded or far exceeded performance expectations for 2019, resulting in the following individual performance achievement multipliers: Ms. Consylman, 150%; Ms. Gilbert, 130% and Mr. McCourt, 140%. Our compensation and HR committee also determined that Mr. Mallon's individual performance achievement multiplier was 130% on the basis that such multiplier was equal to the 130% corporate performance achievement multiplier. The compensation and HR committee reviewed and approved the following bonuses for 2019 performance for our named executive officers:

Named Executive Officer	Annual Cash Bonus for 2019 Performance

Mark Mallon	$797,063
Gina Consylman	$358,800
Halley E. Gilbert	$340,080
Thomas A. McCourt	$454,272

In addition to the annual cash bonus for 2019 performance described above, in May 2019, Mses. Consylman and Gilbert each received a special $250,000 cash award in recognition of their significant contributions to and performance in connection with the Separation and, with respect to Ms. Gilbert, for her expanded role overseeing our corporate development function.

Long-Term Equity Awards

We use equity awards as our incentive vehicle for long-term compensation to attract, reward and motivate our named executive officers in a manner that is intended to align their interests with those of our stockholders. We typically grant equity awards in the first quarter of each year based on our performance in the prior year. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our named executive officers as a group or to any particular named executive officer, but sets an equity pool each year based on achievement of our corporate goals for the prior year, which for 2018 was 100% of our corporate goals, including certain stretch goals, and our expectations for future performance. Individual equity award amounts are then determined based on, among other factors, peer

2020  Proxy Statement    37

group and market data, and our compensation and HR committee adjusts these amounts after considering input from compensation advisors and individual performance.

  2019 Equity Awards

In 2019, our named executive officers had a choice of the composition of their annual equity awards and could select from the following choices: 100% stock options; 75% stock options and 25% RSUs; or 50% stock options and 50% RSUs. The size of executive equity grants was determined based on the factors described above and each of our named executive officers, other than Mr. Mallon (who joined Ironwood in January 2019), was awarded the following stock option and RSU awards under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or 2010 Plan, in January 2019:

Named Executive Officer	2019 Annual Stock Option Grant (# of Shares of Class A common stock Subject to Stock Options)	2019 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)

Gina Consylman	145,000	72,500
Halley E. Gilbert	145,000	72,500
Thomas A. McCourt	345,000	—

On the date of grant, the stock options had an exercise price of $12.90 per share (the closing price of our Class A common stock on the Nasdaq Global Select Market on the grant date). Generally subject to the executives' continued employment with the company. The stock options vest monthly over four years as to 1/48th of the options following the date of grant and the RSUs vest as to 25% of the RSUs on each approximate anniversary of the date they were granted. For a description of the impact of the Separation on the number of stock options and RSUs, and the exercise price of stock options, awarded to our named executive officers in January 2019, please see Equity Impact of the Separation and the footnotes to the Grants of Plan-Based Awards table elsewhere in this proxy statement.

In connection with the Separation in April 2019, Mr. McCourt was promoted to president and was granted an additional 45,704 stock options and 22,852 RSUs, each for shares of our Class A common stock under our 2010 Plan. The stock options have an exercise price of $11.78 per share (the closing price of our Class A common stock on the Nasdaq Global Select Market on the grant date). Subject to Mr. McCourt's continued employment with the company, the stock options will vest monthly over four years as to 1/48th of the options following the date of Mr. McCourt's promotion, and the RSUs will vest as to 25% of the RSUs on each approximate anniversary of the date they were granted.

Equity awards granted to Mr. Mallon in 2019 are described above under the caption 2019 CEO Transition Compensation.

  Retention Grants

In December 2019, we made special retention awards of RSUs to our named executive officers, other than Mr. Mallon, which vest as to 100% of the RSUs after two years generally subject to the executives' continued employment with the company. Mses. Consylman and Gilbert received 41,150 RSUs and Mr. McCourt received 115,220 RSUs. In establishing the size of these grants, our compensation consultant, Rewards Solutions, Aon (or Aon), presented peer group data and assisted our compensation and HR committee with approximating the value that another organization could potentially offer in a sign-on equity grant to recruit our executive talent. In connection with her resignation from the company in February 2020, the 41,150 RSUs granted to Ms. Gilbert in December 2019 terminated in their entirety.

  2020 Equity Awards and Shift to 50% Performance-Based Stock Units

We believe that creating long-term shareholder value requires our executive team to balance their efforts on driving LINZESS growth and advancing our late-stage development programs while at the same time progressing on milestones necessary to expand future product offerings. Accordingly, our 2020 executive equity compensation program is comprised of 50% PSUs and 50% RSUs. In introducing PSUs and providing for an equal mix of PSUs and RSUs by grant

38    Ironwood

date fair value (with PSUs measured at target), the compensation and HR committee sought to design a 2020 executive equity compensation program that provides the appropriate combination of awards to incentivize performance, align executive interests with those of our stockholders, and encourage executive retention.

As in 2019, long-term equity incentive compensation granted in 2020 is expected to represent a majority of each named executive officer's total compensation for the year (based on the grant date fair value of equity awards, with PSU awards measured at target). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of "pay for performance," and closely ties our executives' pay outcomes to stockholder value creation.

Goals underlying 2020 PSU awards were set to be achieved over a two to three-year performance period based, in part, on our long-range operating plan. Our compensation and HR committee selected the following performance goals for our 2020 PSU awards, which we believe drive executive accountability for delivering value to our stockholders:

1)
Gaining the U.S. FDA's acceptance of one or more additional NDAs;

2)
Growing revenue and controlling expenses as measured by cumulative adjusted organic EBITDA; and

3)
Realizing rTSR goals.

The 2020 PSUs use the following metrics, weighting and vesting opportunity:

Weight	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)

40%	Ending December 2022	N/A	Acceptance by the U.S. FDA of an NDA for IW- 3718 or other internal or external development program	Acceptance by the U.S. FDA of two NDAs, including IW-3718 and/or other internal or external development programs
30%	2020 - 2021 Cumulative Target	Threshold cumulative adjusted organic EBITDA through 2021	Target cumulative adjusted organic EBITDA through 2021	Stretch target cumulative adjusted organic EBITDA through 2021
30%	Ending December 2022	rTSR at the 25th percentile compared to rTSR peer group through 2022	rTSR at the 50th percentile compared to rTSR peer group through 2022	rTSR at the 75th percentile compared to rTSR peer group through 2022

Our compensation consultant, Aon, assisted our compensation and HR Committee with assessing our profile and market characteristics versus several potential benchmarks and then identifying an expanded peer group of commercial biopharmaceutical companies for purposes of the rTSR measurement goal under these PSUs. Our compensation and HR

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committee then approved the following custom, rTSR measurement peer group, which includes all of our current executive compensation peers:

ACADIA Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Aerie Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Agios Pharmaceuticals, Inc.	Karyopharm Therapeutics Inc.
Akcea Therapeutics, Inc.	Ligand Pharmaceuticals Incorporated
Akebia Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
Alkermes plc	OPKO Health, Inc.
Amicus Therapeutics, Inc.	Pacira BioSciences, Inc.
Amphastar Pharmaceuticals, Inc.	Perrigo Company plc
bluebird bio, Inc.	Portola Pharmaceuticals, Inc.
Blueprint Medicines Corporation	Prestige Consumer Healthcare Inc.
Catalent, Inc.	PTC Therapeutics, Inc.
Coherus BioSciences, Inc.	Radius Health, Inc.
Corcept Therapeutics Incorporated	Sage Therapeutics, Inc.
Eagle Pharmaceuticals, Inc.	Sarepta Therapeutics, Inc.
Emergent BioSolutions Inc.	Spectrum Pharmaceuticals, Inc.
Endo International plc	Supernus Pharmaceuticals, Inc.
Exelixis, Inc.	Taro Pharmaceutical Industries Ltd.
Flexion Therapeutics, Inc.	Theravance Biopharma, Inc.
GW Pharmaceuticals plc	Ultragenyx Pharmaceutical Inc.
Halozyme Therapeutics, Inc.	United Therapeutics Corporation
Heron Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
Horizon Therapeutics Public Limited Company	Veracyte, Inc.
Insmed Incorporated	Vericel Corporation
Intercept Pharmaceuticals, Inc.

40    Ironwood

In February 2020, our named executive officers were granted the following equity awards under our 2019 Equity Incentive Plan, or 2019 Plan:

Named Executive Officer	2020 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2020 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)

Mark Mallon	221,061	221,061
Gina Consylman	68,327	68,327
Halley E. Gilbert	—	—
Thomas A. McCourt	100,482	100,482

Equity awards granted to Messrs. Mallon and McCourt had target values based approximately on the peer group 50th percentile. Equity awards granted to Ms. Consylman were 13% above the 50th percentile in recognition of her outstanding performance in 2019. The compensation and HR committee did not make an equity award to Ms. Gilbert because she had provided notice of her intent to resign from the company in February 2020. In addition, to facilitate the transition from stock options that vested monthly to PSUs that are generally subject to two or three year cliff-based vesting, 2020 RSU grants to our named executive officers vest as to approximately 33% of the underlying shares on each approximate anniversary of the grant date.

Executive Severance Agreements

Severance arrangements we have with our named executive officers are described elsewhere in this proxy statement under the caption Named Executive Officer Severance Arrangements. Severance benefits are only payable if the named executive officer has complied with all of our rules and policies, has executed a separation agreement that includes a release of claims and complies with his or her post-employment nondisclosure, noncompetition and nonsolicitation obligations. We believe that offering these payments and benefits assists us in recruiting, retaining and motivating executive officers, facilitates the operation of our business, allows our named executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing departures with mutually understood separation benefits. A further description of the severance arrangements is set forth elsewhere in this proxy statement under the captions Post-Employment Arrangements, Named Executive Officer Severance Arrangements and Potential Payments Upon Termination or Change of Control.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution.

We also maintain a relocation program under which we make certain benefits available to newly hired and existing employees, including our named executive officers, who are relocating to accept a new position with the company. Our relocation program covers reasonable expenses associated with the move and certain relocation services, including, as applicable, temporary housing assistance payments and a lump-sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract employees. Under our relocation program, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for "cause" within 12 months following the payment date of their last relocation reimbursement.

Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.

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Post-Employment Arrangements

In February 2019, our compensation and HR committee amended and restated Ms. Gilbert's severance agreement to, among other things, provide Ms. Gilbert the right to resign for any reason by February 2020, and to have that resignation be treated as a "good reason" termination for purposes of her severance and other entitlements under her severance agreement. Ms. Gilbert resigned from the company effective February 28, 2020. For a description of the payments and other benefits Ms. Gilbert received in connection with her resignation, see Named Executive Officer Severance Arrangements and Potential Payments Upon Termination or Change of Control elsewhere in this proxy statement.

In February 2020, the company entered into a consulting agreement with Ms. Gilbert under which Ms. Gilbert agreed to advise the company on various corporate development projects and governance matters. The agreement has a term of three months from the effective date, unless earlier terminated pursuant to its terms, and the company will pay Ms. Gilbert $90,000 for her services under the agreement.

Compensation of Named Executive Officers Who Transitioned to Cyclerion

Two of our 2019 named executive officers, Peter Hecht and Mark Currie, became Cyclerion employees in April 2019 in connection with the Separation. Prior to their transition from Ironwood to Cyclerion, the compensation and HR committee made decisions relating to Drs. Hecht and Currie's compensation in line with those made for the other named executive officers, including as described below under the caption Compensation Determination Process and elsewhere in this Compensation Discussion and Analysis.

In January 2019, our compensation and HR committee reviewed and approved a base salary of $100,000 for Dr. Hecht, which amount was unchanged from his 2018 base salary. Dr. Hecht consistently declined increases in his base salary and he continued to earn the salary of $100,000 per year that he was first awarded in 1998. The compensation and HR committee also reviewed and approved Dr. Currie's base salary and provided him with a $15,000 increase in base salary from $485,000 to $500,000. Because they were only employed by Ironwood through March 2019, actual base salaries paid to Drs. Hecht and Currie for 2019 were $25,000 and $125,000, respectively.

In January 2019, our compensation and HR committee also awarded 1,000,000 stock options to Dr. Hecht and 600,000 stock options to Dr. Currie, which options vested as to 1/48th of the underlying shares on each monthly anniversary of the vesting commencement date until fully vested. On the date of grant, the stock options had an exercise price of $12.90 per share (the closing price of our Class A common stock on the Nasdaq Global Select Market on the grant date). For a description of the impact of the Separation on the number and the exercise price of stock options awarded to Drs. Hecht and Currie in January 2019, please see Equity Impact of the Separation and the footnotes to the Grants of Plan-Based Awards table elsewhere in this proxy statement.

For 2019, Dr. Hecht's bonus, with an individual bonus target of 50% of his base salary, was to be determined primarily based on the achievement of our corporate goals. Dr. Currie had an individual bonus target of 50% of his base salary, 70% of which was tied solely to the achievement of our corporate goals for 2019 and 30% of which was tied to the achievement of corporate and individual performance goals (though our compensation and HR committee did not assess Dr. Currie's achievement of his individual goals in 2019 because of Dr. Currie's anticipated transition to Cyclerion). Neither Dr. Hecht nor Dr. Currie received a cash bonus for 2019 performance because they were not employed by Ironwood on the date in 2020 that cash bonuses for 2019 performance were paid. Further, the Separation did not trigger payments under Drs. Hecht and Currie's respective severance agreements with the company.

In connection with the Separation, Dr. Currie joined our board of directors on April 1, 2019. Upon joining our board of directors, Dr. Currie received a restricted stock grant of 2,995 shares of our Class A common stock for his service on our board of directors between April 1, 2019 and the 2019 annual meeting of stockholders pursuant to our 2014 Director Compensation Plan. In May 2019, Dr. Currie then received a restricted stock grant of 22,706 shares of our Class A common stock pursuant to our 2019 Director Compensation Policy for service on our board of directors from the date of our 2019 annual meeting of stockholders to the date of our 2020 annual meeting of stockholders. Dr. Currie also received a cash retainer of $37,500 for his service on our board of directors from April 1, 2019 through December 31, 2019. Compensation for Dr. Currie's service on our board of directors in 2019 following the Separation, as well as his

42    Ironwood

compensation for services as an Ironwood employee in 2019 prior to the Separation, are included in the Summary Compensation Table, below.

Additional information on the basis for compensation decisions in 2019 relating to Drs. Hecht and Currie is available elsewhere in this proxy statement under the captions Role of the Compensation and Human Resources Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.

Equity Impact of the Separation

The employee matters agreement executed in connection with the Separation provided that outstanding Ironwood equity awards held by Ironwood and Cyclerion employees, including equity grants made in 2019 prior to the Separation to our 2019 named executive officers, were adjusted in accordance with the following principles:

  •
  For each award, the intent was to maintain, immediately following the distribution date, the economic value of the award immediately before the distribution date.

  •
  For both Cyclerion and Ironwood employees, except as noted below, vested Ironwood equity awards were converted into equity awards of both Ironwood and Cyclerion using the "basket approach" (as described below).

  •
  For Cyclerion employees, except as noted below, unvested Ironwood equity awards were converted into Cyclerion equity awards using the "concentration approach" (as described below).

  •
  For Ironwood employees, unvested Ironwood equity awards remained as Ironwood equity awards using the "concentration approach."

  •
  For non-employee directors of Cyclerion who had been non-employee directors of Ironwood, unvested Ironwood restricted stock were converted into unvested Cyclerion restricted stock using the "concentration approach."

  •
  For non-employee directors of Ironwood who remained non-employee directors of Ironwood, unvested Ironwood restricted stock continued as unvested Ironwood restricted stock, adjusted using the "concentration approach."

  •
  To the extent any adjustments to outstanding equity awards resulted in fractional interests in shares, the fractional interests were rounded down to the nearest whole share and Ironwood or Cyclerion, as the case may be, made cash payments to its respective employees in lieu of such fractional interests.

Basket Approach

Following the distribution, the number of shares underlying converted Cyclerion equity awards (whether held by Ironwood or Cyclerion employees) was determined according to a fixed ratio of one share of Cyclerion common stock for every 10 shares of Ironwood Class A common stock. The exercise price associated with converted Cyclerion equity awards (whether held by Ironwood or Cyclerion employees) was determined according to formulas based on the 10 day volume weighted average trading price of Ironwood Class A common stock for the 10 days immediately preceding the distribution and the purchase price of $175.0 million for Cyclerion common stock paid in a private placement Cyclerion executed in connection with the distribution.

Concentration Approach

Following the distribution, the number of shares underlying converted Cyclerion equity awards and any associated exercise prices was determined according to formulas based on the 10 day volume weighted average trading price of Ironwood Class A common stock for the 10 days immediately preceding the distribution and the purchase price of Cyclerion common stock paid in the private placement referenced above.

2020  Proxy Statement    43

The following table contains a summary of the treatment of each type of Ironwood equity award in the Separation:

Type of Ironwood Award	Cyclerion Employees	Ironwood Employees

Vested Stock Options (other than Vested Incentive Stock Options granted under the Ironwood 2010 Incentive Plan)	Continued to hold vested Ironwood stock options and received a pro rata portion of vested stock options of Cyclerion, each as equitably adjusted to reflect the distribution	Continued to hold vested Ironwood stock options and received a pro rata portion of vested stock options of Cyclerion, each as equitably adjusted to reflect the distribution

Vested Incentive Stock Options granted under the Ironwood 2010 Incentive Plan	Substituted with vested Cyclerion incentive stock options, unless employee elected to convert to non-qualified stock options of both Ironwood and Cyclerion, each as equitably adjusted to reflect the distribution	Continued to hold vested Ironwood incentive stock options, unless employee elected to convert to non-qualified stock options of both Ironwood and Cyclerion, each as equitably adjusted to reflect the distribution

Unvested Stock Options	Substitute with unvested Cyclerion stock options of comparable value	Continue to hold unvested Ironwood stock options, as equitably adjusted to reflect the distribution

Restricted Stock Units (other than July 2018 Recognition Restricted Stock Units)	Substituted with Cyclerion restricted stock units of comparable value	Continued to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution

July 2018 Recognition Restricted Stock Units	Continued to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution	Continued to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution

Each Ironwood equity award that was converted into a Cyclerion equity award is subject to substantially the same terms and vesting conditions as were applicable to the Ironwood equity awards prior to the distribution. Please see Outstanding Equity Awards at Fiscal Year-End—Ironwood Equity Awards at Fiscal Year-End and Outstanding Equity Awards at Fiscal Year-End—Cyclerion Equity Awards at Fiscal Year-End for detailed information on the impact of the Separation on the equity awards held by our 2019 named executive officers, including equity grants made in 2019 prior to the Separation.

Basis for Our Compensation Policies and Decisions

Our Values and Goals

The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture.

We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, aggressive, high value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making compensation decisions;

44    Ironwood

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood through equity-based awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug development, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug development and commercialization, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

Executive Compensation Governance

Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:

  •
  our compensation and HR committee has the authority to hire independent counsel and other advisors;

  •
  our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

  •
  as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions of our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

  •
  we have no perquisites other than broad-based benefits, including health and welfare benefits, transportation and fitness stipends, a 401(k) plan and a relocation program that we make available to all of our employees; under our relocation program, participants are required to pay back the full amount of all relocation benefits in connection with their departure from Ironwood in certain circumstances;

  •
  our executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

  •
  seven of our nine directors are independent, including all members of our compensation and HR committee, and we have instituted stock ownership guidelines that will require directors to accumulate and continuously hold a specified amount of our Class A common stock (see Director Stock Ownership Guidelines elsewhere in this proxy statement for additional information); and

  •
  in early 2019, we adopted a clawback policy that provides our board of directors, in the event of a financial restatement due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with the discretionary right to recover from our current and former executive officers that portion of the bonus or other incentive compensation that was received by the covered executives or effect the cancellation of unvested and vested equity awards previously granted to the covered executives based on our financial performance results and that would not have been awarded based on the restated results. The board of directors' recovery rights under this policy will be without prejudice to other remedies the company may have for the recovery or adjustment of incentive compensation. Additionally, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

2020  Proxy Statement    45

Compensation Determination Process

Our compensation policies are evaluated annually, and our compensation and HR committee takes into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors when making individual compensation determinations with respect to our named executive officers. As set forth in our compensation and HR committee's written charter, our compensation and HR committee has the responsibility of reviewing and approving the compensation of our executive officers; annually reviewing and determining our chief executive officer's compensation based on the committee's evaluation of his performance; recommending to the full board of directors the adoption of new compensation plans; administering our existing plans; reviewing and recommending director and committee compensation to the full board of directors; overseeing succession planning for our senior management; and reviewing risks associated with our compensation policies and practices. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

Early each year, our compensation and HR committee finalizes its assessment of our corporate performance for the prior year. Upon completion of such goal assessment, our bonus and equity pools are calibrated for corporate performance and approved by our compensation and HR committee. Our compensation and HR committee assigns a portion of each of these pools to all of our employees other than our executive officers, and delegates the allocation of these portions to our chief executive officer and our chief financial officer. Our compensation and HR committee also approves any salary increase, cash bonus and equity awards for our chief executive officer and, in consultation with our chief executive officer, for each of our other executive officers. In making these compensation-related decisions for 2019 performance, our compensation and HR committee considered the competitive assessment prepared by Pearl Meyer, and described in more detail below, as well as the other factors described in this Compensation Discussion and Analysis.

Additionally, our compensation and HR committee may decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer's specific circumstances or, if required by competitive market conditions, to attract, retain and motivate skilled personnel. For example, our compensation and HR committee may decide to grant additional equity awards to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group, despite successful attainment of our corporate or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee to better achieve our compensation objectives.

Role of the Compensation and Human Resources Committee

In 2019, our compensation and HR committee made all of the compensation determinations with respect to each of our 2019 named executive officers. In making its determinations with respect to Dr. Hecht, our compensation and HR committee took into account the feedback from members of our board of directors, as well as the feedback from each of our other executive officers, and a number of other members of our management team. In developing Mr. Mallon's initial compensation package, our compensation and HR committee endeavored to compensate Mr. Mallon, in part, for the outstanding equity that he forfeited by leaving his previous employer. The compensation and HR committee also took into account the factors listed in the following paragraph in determining Mr. Mallon's initial compensation package. In making its determinations with respect to each of our named executive officers other than Dr. Hecht and Mr. Mallon, our compensation and HR committee took into account the feedback and recommendations from Dr. Hecht in the first quarter of 2019 and from Mr. Mallon for the remainder of 2019, as well as from the named executive officer's direct reports and other members of our management team.

The components of each of our named executive officer's, including Mr. Mallon's, initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that our compensation and HR committee reviewed;

46    Ironwood

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

Role of the Compensation Consultant: Benchmarking and Peer Group Analysis

Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2019, our compensation and HR committee exercised its authority to engage Pearl Meyer as a compensation consultant from January through July and Aon from August through December. Each of Pearl Meyer and Aon reported directly to our compensation and HR committee during the period of its engagement. Pearl Meyer did not provide us with any services in 2019 other than those requested by our compensation and HR committee. Prior to its engagement as compensation consultant beginning in August 2019, Aon provided us with certain services in 2019 related to the equity impact of the Separation. In addition, following its engagement as compensation consultant, we purchased certain benefits surveys and employee compensation benchmarking data from Aon. Aon also reviewed this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee's engagements with Pearl Meyer and Aon, it was determined that neither Pearl Meyer nor Aon had a conflict of interest in their respective roles as compensation consultant under applicable rules for the period of their engagements.

In order to assist our compensation and HR committee in setting 2019 compensation, Pearl Meyer conducted a competitive assessment of 2018 target compensation for our named executive officers, with a focus on the following components of our named executive officer compensation:

  •
  base salary;

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives (which are valued based on grant date fair value); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

In conducting this assessment, Pearl Meyer analyzed the components of our named executive officer compensation listed above, in each case measured against our peer group at the time, recognizing that such peer group companies tended to be larger than us (including with respect to revenues). The peer group that was in place for this assessment was composed of the following 15 companies, which at the time of our review had a median market capitalization of approximately $3.0 billion, a median of approximately 540 employees, and a commercial drug or drug candidate in later stage development:

Acorda Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Agios Pharmaceuticals, Inc.	Ionis Pharmaceuticals
Alkermes plc	Nektar Therapeutics
Alnylam Pharmaceuticals, Inc.	Pacira Pharmaceuticals
AMAG Pharmaceuticals, Inc.	Serepta Therapeutics
Corcept Therapeutics	Tesaro, Inc.
Horizon Pharma plc	United Therapeutics Corporation
ImmunoGen

2020  Proxy Statement    47

In assisting our compensation and HR committee in setting 2019 compensation, Pearl Meyer also presented proxy data from the Radford Global Life Sciences Survey, which was comprised of companies that represent a broader market perspective and similar employee population to us, and a Market Composite, which combined the peer group data and Radford Global Life Sciences Survey data by weighting each source equally. Although this competitive assessment was not used to mandate any specific compensation decisions, our compensation and HR committee considered the results of this assessment when making base salary, cash bonus and long-term equity incentive award determinations with respect to our named executive officers in early 2019.

Our peer group is reviewed at least annually by our compensation and HR committee. In setting our peer group, our compensation and HR committee applies a qualitative lens to help focus the group on the companies with which we are competing for talent. Our compensation and HR committee first identifies a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies' peer groups, as well as companies included in third-party peer group assessments. Our compensation and HR committee then considers certain size filters including market capitalization, revenue, and number of employees, as well as certain business model filters including commercial focus, and growth.

In July 2019, our compensation and HR committee approved a new peer group, which peer group Aon used as a reference point in advising our compensation and HR committee regarding compensation decisions made beginning in the fourth quarter of 2019. This updated peer group is composed of the following 17 companies, which at the time of our review had a median market capitalization of approximately $2.7 billion, median revenue of approximately $249 million, a median of 482 employees, and a commercial drug or drug candidate in later stage development:

ACADIA Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Horizon Therapeutics plc
Akcea Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Alkermes plc	Pacira BioSciences, Inc.
Amicus Therapeutics, Inc.	PTC Therapeutics, Inc.
bluebird bio, Inc.	Radius Health, Inc.
Blueprint Medicines Corporation	Supernus Pharmaceuticals, Inc.
Coherus BioSciences, Inc.	United Therapeutics Corporation
Corcept Therapeutics Incorporated

Tax and Accounting Considerations

While our compensation and HR committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2019.

Executive Compensation Risk Assessment

Our compensation and HR committee reviewed our 2019 compensation policies as generally applicable to our employees and believes that our policies did not encourage excessive and unnecessary risk-taking, and that the level of risk that they did encourage was not reasonably likely to have a material adverse effect on Ironwood. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies related to 2019 compensation:

  •
  our use of different types of compensation vehicles provided a balance of long and short-term incentives with fixed and variable components;

48    Ironwood

  •
  we granted equity-based awards with time-based vesting, which encouraged participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee were dependent on achievement of a diverse set of company-level goals, which we believe promoted long-term value; and

  •
  our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduced the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

2020  Proxy Statement    49

Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position*	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Mark Mallon	2019	750,000		880,000	(5)	3,692,810	(6)	3,804,331	(7)	797,063	144,596	10,068,800
Chief Executive Officer	2018	—		—		—		—		—	—	—
	2017	—		—		—		—		—	—	—
Gina Consylman	2019	480,000		250,000	(8)	1,467,731	(9)	888,546		358,800	8,502	3,453,579
Chief Financial Officer and	2018	415,000		—		782,385		501,764		207,500	8,040	1,914,688
Senior Vice President	2017	334,263		—		440,213		—		185,000	8,040	967,516
Halley E. Gilbert	2019	480,000		250,000	(8)	1,467,731	(9)	888,546		340,080	8,502	3,434,859
Former Chief Administrative Officer and	2018	460,000		—		740,610		463,722		230,000	33,425	1,927,757
Senior Vice President, Corporate Development	2017	440,000				670,800		619,728		195,000	8,040	1,933,568
Thomas A. McCourt	2019	511,250	(10)	—		1,760,143	(11)	2,370,159		454,272	8,502	5,104,326
President	2018	465,000		—		549,641		869,479		232,500	34,002	2,150,622
	2017	450,000		—		440,212		1,220,089		191,000	8,040	2,309,341
Peter M. Hecht, Ph.D.	2019	25,000	(12)	—		—		6,127,900		—	6,589	6,159,489
Former Chief Executive Officer	2018	100,000		1,192,500		—		3,842,268		—	25,348	5,160,116
	2017	100,000		—		—		5,887,416		—	8,040	5,995,456
Mark G. Currie, Ph.D.	2019	125,000	(13)	—		286,306	(14)	3,676,740		—	44,088	4,132,134
Former Senior Vice President,	2018	485,000		—		231,360		1,424,289		242,500	62,271	2,445,420
Chief Scientific Officer and President of R&D	2017	470,000		—		—		1,936,650		210,000	8,040	2,624,690

* Mr. Mallon joined the company in 2019. Ms. Gilbert was a named executive officer in 2017 but was not a named executive officer in 2018. Ms. Gilbert resigned from the company effective in February 2020. Drs. Hecht and Currie transitioned to Cyclerion in April 2019 in connection with the Separation. Also in connection with the Separation in April 2019, Dr. Currie joined our board of directors.

(1)  For 2019, reflects the fair value of time-based RSU, RSAs, and stock option awards on the date of grant calculated in accordance with Financial Accounting Standards Board issued Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2019, see Note 15 to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that we filed with the SEC on February 13, 2020. All values reported exclude the effects of potential forfeitures. Unless otherwise noted, reflects the fair value of RSUs awarded in January 2019 in connection with annual equity awards.

(2)  Unless otherwise noted, reflects the fair value of stock options awarded in January 2019 in connection with annual equity awards.

(3)  Consists of payments made under our annual cash bonus program in 2020 for performance in 2019, as described elsewhere in this proxy statement under the caption Cash Bonus.

(4)  For each executive officer, $6,000 of such amount consists of matching contributions made under our 401(k) plan, as well as an amount attributable to a transportation stipend and a fitness stipend. For Mr. Mallon, such amount includes $99,036 that he received for relocation expenses pursuant to his new hire arrangement and intended to facilitate his transition to the Boston, Massachusetts area, as well as $37,137 that he received during the year for reimbursement of taxes owed on this relocation allowance. For Dr. Currie, such amount includes $37,500 for his service on our board of directors from April 1, 2019 through December 31, 2019.

(5)  Reflects the sign-on bonus paid to Mr. Mallon in January 2019 in connection with the commencement of his employment in January 2019.

(6)  Includes the fair value of (a) 93,036 RSUs awarded to Mr. Mallon in January 2019 in connection with the commencement of his employment in January 2019 and (b) 206,873 RSUs awarded to Mr. Mallon in April 2019 in connection with his promotion to chief executive officer upon completion of the Separation.

(7)  Includes the fair value of (a) 171,526 stock options awarded to Mr. Mallon in January 2019 in connection with the commencement of his employment in January 2019 and (b) 423,049 stock options awarded to Mr. Mallon in April 2019 in connection with his promotion to chief executive officer upon completion of the Separation.

50    Ironwood

(8)  Reflects a special bonus awarded to Ms. Consylman and Ms. Gilbert in May 2019 in recognition of their significant contributions to and performance in connection with the Separation, and with respect to Ms. Gilbert, her expanded role overseeing our corporate development function.

(9)  Includes the fair value of (a) 72,500 RSUs awarded to each of Ms. Consylman and Ms. Gilbert in January 2019 in connection with annual equity awards and (b) 41,150 RSUs awarded to each of Ms. Consylman and Ms. Gilbert in December 2019 as a special retention award.

(10)  Reflects Mr. McCourt's pro-rated salary of $485,000 for the period January 1, 2019 through March 31, 2019 during which time he served as our senior vice president, marketing and sales, and chief commercial officer, and his pro-rated salary of $520,000 for the period April 1, 2019 through December 31, 2019 during which time he served as our president.

(11)  Includes the fair value of (a) 22,852 RSUs awarded to Mr. McCourt in May 2019 in connection with his promotion to president and (b) 115,220 RSUs awarded to Mr. McCourt in December 2019 as a special retention award.

(12)  Reflects the pro-rated portion of Dr. Hecht's $100,000 annual salary, which was paid for the period January 1, 2019 through March 31, 2019, during which he served as our chief executive officer.

(13)  Reflects the pro-rated portion of Dr. Currie's $500,000 annual salary, which was paid for the period January 1, 2019 through March 31, 2019, during which he served as our senior vice president, chief scientific officer and president of R&D.

(14)  Includes the fair value of (a) 2,995 RSAs awarded to Dr. Currie in April 2019 in connection with his service on our board of directors between April 1, 2019 and the 2019 annual meeting of stockholders and (b) 22,706 RSAs awarded to Dr. Currie in May 2019 in connection with his service on our board of directors from the date of our 2019 annual meeting of stockholders to the date of our 2020 annual meeting of stockholders.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2019. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail elsewhere in this proxy statement under the caption Cash Bonus.

We granted RSUs and stock option awards to our named executive officers, other than Mr. Mallon, in January 2019 in recognition of performance in 2018. In addition, we granted Mr. Mallon RSU and stock option awards in connection with the commencement of his employment with the company in January 2019 and in connection with his becoming chief executive officer upon the completion of the Separation in April 2019. We also granted Mr. McCourt a stock option award in connection with his promotion to president upon the completion of the Separation in April 2019. In addition, Mses. Consylman and Gilbert and Mr. McCourt were granted special RSU retention awards in December 2019. We granted Dr. Currie RSAs in connection with his joining our board of directors upon completion of the Separation in April 2019 and for his service on our board of directors from the date of our 2019 annual meeting of stockholders to the date of our 2020 annual meeting of stockholders.

All RSUs granted in 2019 represent the right to receive shares of our Class A common stock, all RSAs granted in 2019 are awards of our Class A common stock that are subject to restrictions, and all stock options granted in 2019 consist of options to purchase shares of our Class A common stock with an exercise price equal to the fair market value of our Class A common stock on the date of grant. Equity awards granted in 2019 before our 2019 annual meeting of stockholders were granted under our 2010 Plan and equity awards granted in 2019 after our 2019 annual meeting of stockholders were granted under our 2019 Plan. The vesting schedule of each RSA, RSU and stock option included in the following table is described in the footnotes to the Ironwood Outstanding Equity Awards at Fiscal Year-End table.

Information presented in this table relating to grants made prior to the date of the Separation has not been adjusted for the impact of the Separation. For information on the impact of the Separation on grants made prior to the date of the Separation, please refer to the footnotes that follow this table. For additional information on adjustments made to

2020  Proxy Statement    51

outstanding equity awards in connection with the Separation, please see Compensation Discussion and Analysis—Equity Impact of the Separation, elsewhere in this proxy statement.

Name	Grant Date		Compensation and HR Committee Approval Date (if different than Grant Date)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)*		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Mark Mallon	1/9/2019	(3)	1/3/2019	—	93,036	(4)	—		—	1,146,204
	1/9/2019	(3)	1/3/2019	—	—		171,526	(5)	12.32	999,516
	4/1/2019	(6)	3/29/2019	—	206,873		—		—	2,546,607
	4/1/2019	(6)	3/29/2019	—	—		423,049		14.02	2,804,815
	—		—	562,500	—		—		—	—
Gina Consylman	1/29/2019		1/22/2019	—	72,500	(7)	—		—	935,250
	1/29/2019		1/22/2019	—	—		145,000	(8)	12.90	888,546
	12/16/2019	(9)	12/16/2019	—	41,150		—		—	532,481
	—		—	240,000	—		—		—	—
Halley E. Gilbert	1/29/2019		1/22/2019	—	72,500	(7)	—		—	935,250
	1/29/2019		1/22/2019	—	—		145,000	(8)	12.90	888,546
	12/16/2019	(9)	12/16/2019	—	41,150		—		—	532,481
	—		—	240,000	—		—		—	—
Thomas A. McCourt	1/29/2019		1/22/2019	—	—		345,000	(10)	12.90	2,114,126
	5/1/2019	(11)	—	—	22,852		—		—	269,197
	5/1/2019	(11)	—	—	—		45,704		11.78	256,034
	12/16/2019	(9)	12/16/2019	—	115,220		—		—	1,490,947
	—		—	312,000	—		—		—	—
Peter M. Hecht, Ph.D	1/29/2019		1/22/2019	—			1,000,000	(12)	12.90	6,127,900
	—		—	50,000	—		—		—	—
Mark G. Currie, Ph.D	1/29/2019		1/22/2019	—	—		600,000	(13)	12.90	3,676,740
	4/1/2019		—	—	2,995	(14)	—		—	41,990
	5/29/2019		—	—	22,706	(14)	—		—	244,317
	—		—	250,000	—		—		—	—

* Unless otherwise noted, all stock awards listed in the "All Other Stock Awards: Number of Shares of Stock or Units (#)" column are RSUs.

(1)  Consists of the target cash bonus payment for 2019 performance under our cash bonus program. As described in more detail elsewhere in this proxy statement under the caption Cash Bonus, in 2019, Mr. Mallon had an individual bonus target of 75% of his base salary, 70% of which was tied solely to the achievement of our corporate goals for 2019 (which was not determined as of December 31, 2019) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2019). In determining Mr. Mallon's cash bonus for 2019, the compensation and HR committee equated Mr. Mallon's individual performance with that of the company overall. Mses. Consylman and Gilbert had an individual bonus target of 50% of their respective base salaries, 70% of which was tied solely to the achievement of our corporate goals for 2019 (which was not determined as of December 31, 2019) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2019). Mr. McCourt had an individual bonus target of 60% of his base salary (which percentage was increased from 50% in connection with his promotion to president in May 2019), 70% of which was tied solely to the achievement of our corporate goals for 2019 (which was not determined as of December 31, 2019) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2019). Actual bonus payments for 2019 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.

Dr. Hecht's bonus, with an individual bonus target of 50% of his base salary, was to be determined primarily based on the achievement of our corporate goals. Dr. Currie had an individual bonus target of 50% of his base salary, 70% of which was tied solely to the achievement of our corporate goals for 2019 (which was not determined as of December 31, 2019) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2019). Neither Dr. Hecht nor Dr. Currie received a bonus payment for 2019 performance because they transitioned to Cyclerion in connection with the Separation and, as a result, were not employed by Ironwood on the date in 2020 on which bonus payments for 2019 performance were made.

(2)  Reflects the fair value of time-based RSU, RSA and stock option awards on the date of grant calculated in accordance with ASC 718, excluding the effects of potential forfeitures. For a discussion of the assumptions used in the valuation of the time-based RSU, RSA and stock option awards granted to our named executive officers in 2019, see footnote 1 to the Summary Compensation Table elsewhere in this proxy statement.

52    Ironwood

(3)  Awarded to Mr. Mallon in connection with his joining the company in January 2019.

(4)  As of the date of the Separation, 93,036 RSUs were unvested. Unvested RSUs held as of the date of the Separation were converted into 104,536 unvested Ironwood RSUs.

(5)  As of the date of the Separation, no stock options were vested and 171,526 stock options were unvested. Unvested stock options held as of the date of the Separation were converted into 192,729 unvested Ironwood stock options with an exercise price of $10.97.

(6)  Awarded to Mr. Mallon in connection with his becoming chief executive officer in connection with the Separation in April 2019.

(7)  As of the date of the Separation, 72,500 RSUs were unvested. Unvested RSUs held as of the date of the Separation were converted into 81,462 unvested Ironwood RSUs.

(8)  As of the date of the Separation, 9,062 stock options were vested and 135,938 stock options were unvested. Vested stock options held as of the date of the Separation were converted into 9,062 vested Ironwood stock options with an exercise price of $11.49 and 906 vested Cyclerion stock options with an exercise price of $14.21. Unvested stock options held as of the date of the Separation were converted into 152,742 unvested Ironwood stock options with an exercise price of $11.49.

(9)  Awarded as a special RSU retention award in December 2019.

(10)  As of the date of the Separation, 21,562 stock options were vested and 323,438 stock options were unvested. Vested stock options held as of the date of the Separation were converted into 21,562 vested Ironwood stock options with an exercise price of $11.49 and 2,156 vested Cyclerion stock options with an exercise price of $14.21. Unvested stock options held as of the date of the Separation were converted into 363,420 unvested Ironwood stock options with an exercise price of $11.49.

(11)  Awarded to Mr. McCourt in connection with his promotion to president in April 2019.

(12)  As of the date of the Separation, 62,500 stock options were vested and 937,500 stock options were unvested. Vested stock options held as of the date of the Separation were converted into 62,500 vested Ironwood stock options with an exercise price of $11.49 and 6,250 vested Cyclerion stock options with an exercise price of $14.21. Unvested stock options held as of the date of the Separation were converted into 851,580 unvested Cyclerion stock options with an exercise price of $14.21.

(13)  As of the date of the Separation, 37,500 stock options were vested and 562,500 stock options were unvested. Vested stock options held as of the date of the Separation were converted into 37,500 Ironwood stock options with an exercise price of $11.49 and 3,750 Cyclerion stock options with an exercise price of $14.21. Unvested stock options held as of the date of the Separation were converted into 510,948 unvested Cyclerion stock options with an exercise price of $14.21.

(14)  Reflects RSAs received as compensation for service on our board of directors.

2020  Proxy Statement    53

Outstanding Equity Awards at Fiscal Year-End

As described elsewhere in this proxy statement under the caption Compensation Discussion and Analysis—Equity Impact of the Separation, portions of certain Ironwood equity awards were converted into Cyclerion equity awards in connection with the Separation. The following tables set forth information regarding outstanding Ironwood and Cyclerion equity awards held by each of our named executive officers on December 31, 2019, the last day of our last fiscal year. Information presented has been adjusted, as necessary, to reflect the impact of the Separation.

Ironwood Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Mark Mallon	—	192,729	10.97	1/9/2029	(3)
	—	423,049	14.02	4/1/2029	(3)
	—	—				311,409		4,144,854
Gina Consylman	43,563	—	13.78	7/1/2024	(3)
	8,500	—	13.91	3/16/2025	(4)
	5,077	—	10.20	9/16/2025	(4)
	29,993	702	9.12	3/1/2026	(4)
	8,161	8,075	13.60	1/2/2028	(4)
	29,986	35,113	12.95	2/21/2028	(4)
	36,216	125,588	11.49	1/29/2029	(4)
	—	—	—	—		174,014	(6)	2,316,126
Halley E. Gilbert	60,000	—	10.02	2/2/2020	(5)
	60,000	—	9.89	2/1/2021	(5)
	30,000	—	10.53	12/12/2021	(5)
	45,000	—	13.11	2/1/2022	(5)
	30,000	—	11.65	2/1/2023	(5)
	25,000	—	10.25	12/2/2023	(5)
	65,000	—	12.56	3/3/2024	(4)
	57,500	—	13.91	3/16/2025	(4)
	64,984	1,522	9.12	3/1/2026	(4)
	59,982	24,344	14.93	2/27/2027	(4)
	34,986	40,963	12.95	2/21/2028	(4)
	36,216	125,588	11.49	1/29/2029	(4)
	—	—	—	—		183,707	(7)	2,445,140
Thomas A. McCourt	20,000	—	10.02	2/2/2020	(5)
	99,988	—	9.89	2/1/2021	(5)
	95,971	—	13.11	2/1/2022	(5)
	110,962	—	11.65	2/1/2023	(5)
	80,504	—	12.56	3/3/2024	(4)
	97,500	—	13.91	3/16/2025	(4)
	174,959	4,097	9.12	3/1/2026	(4)
	118,089	47,929	14.93	2/27/2027	(4)
	65,595	76,809	12.95	2/21/2028	(4)
	86,170	298,812	11.49	1/29/2029	(4)
	6,665	39,039	11.78	5/1/2029	(4)
	—	—	—	—		171,252	(8)	2,279,364

54    Ironwood

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Peter M. Hecht, Ph.D.	125,000	—	10.02	2/2/2020	(5)
	130,980	—	9.89	2/1/2021	(5)
	292,467	—	13.11	2/1/2022	(5)
	367,355	—	11.65	2/1/2023	(5)
	318,229	—	12.56	3/3/2024	(4)
	565,000	—	13.91	3/16/2025	(4)
	723,125	—	9.12	3/1/2026	(4)
	427,500	—	14.93	2/27/2027	(4)
	181,250	—	12.95	2/21/2028	(4)
	62,500	—	11.49	1/29/2029	(5)
	—	—	—	—		—		—
Mark G. Currie, Ph.D.	8,888	—	10.02	2/2/2020	(5)
	101,971	—	13.11	2/1/2022	(5)
	190,383	—	11.65	2/1/2023	(5)
	83,229	—	12.56	3/3/2024	(4)
	131,250	—	13.91	3/16/2025	(4)
	25,000	—	13.91	3/16/2025	(9)
	107,707	—	9.12	3/1/2026	(4)
	140,625	—	14.93	2/27/2027	(4)
	67,187	—	12.95	2/21/2028	(4)
	37,500	—	11.49	1/29/2029	(4)
	—	—	—	—		22,706	(10)	302,217

(1)  Unless otherwise indicated, awards in this column reflect RSUs that vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

(2)  Market value is calculated by multiplying the number of RSUs or RSAs that have not vested by the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2019, which was $13.31.

(3)  The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months, generally subject to the executive's continued employment with the company on the applicable vesting date.

(4)  The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, generally subject to the executive's continued employment with the company on the applicable vesting date, until fully vested.

(5)  The options vest as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter until fully vested, generally subject to the executive's continued employment with the company on the applicable vesting date.

(6)  Includes 41,150 RSUs held by Ms. Consylman, which vest in full on November 18, 2021, subject to continued employment with the company on the applicable vesting date.

(7)  Includes 41,150 RSUs that were awarded to Ms. Gilbert, which were to vest in full on November 18, 2021, but were terminated in their entirety in connection with Ms. Gilbert's resignation from the company effective February 2020.

(8)  Includes 115,220 RSUs held by Mr. McCourt, which vest in full on November 18, 2021, subject to continued employment with the company on the applicable vesting date.

(9)  The option vested as to 25,000 shares upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the first internally derived or externally accessed product (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market.

(10)  The RSAs vest as to 100% of the shares on the date immediately preceding the 2020 annual meeting of stockholders, subject to continued service as a director on the vesting date.

Cyclerion Equity Awards at Fiscal Year-End

The Cyclerion equity awards reflected in the following table were granted in connection with the Separation. Each Ironwood equity award that was converted into a Cyclerion equity award is subject to substantially the same terms and vesting conditions as were applicable to the Ironwood equity awards prior to the distribution. The following table does

2020  Proxy Statement    55

not include any Cyclerion equity awards that may have been granted by Cyclerion to Drs. Hecht and Currie following the Separation.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Mark Mallon	—	—	—	—
Gina Consylman	1,117	—	17.05	7/1/2024
	850	—	17.20	3/16/2025
	437	—	12.61	9/16/2025
	2,437	—	11.28	3/1/2026
	500	—	16.82	1/2/2028
	1,875	—	16.02	2/21/2028
	906	—	14.21	1/29/2029
Halley E. Gilbert	5,999	—	12.39	2/2/2020
	6,000	—	12.24	2/1/2021
	2,999	—	13.03	12/12/2021
	4,499	—	16.21	2/1/2022
	2,999	—	14.40	2/1/2023
	2,499	—	12.68	12/2/2023
	6,499	—	15.54	3/3/2024
	5,750	—	17.20	3/16/2025
	5,281	—	11.28	3/1/2026
	4,500	—	18.47	2/27/2027
	2,187	—	16.02	2/21/2028
	906	—	14.21	1/29/2029
Thomas A. McCourt	1,999	—	12.39	2/2/2020
	5,464	—	12.24	2/1/2021
	8,713	—	16.21	2/1/2022
	10,221	—	14.40	2/1/2023
	7,591	—	15.54	3/3/2024
	9,750	—	17.20	3/16/2025
	14,218	—	11.28	3/1/2026
	8,859	—	18.47	2/27/2027
	4,101	—	16.02	2/21/2028
	2,156	—	14.21	1/29/2029
Peter M. Hecht, Ph.D.	12,499	—	12.39	2/2/2020
	53,083	—	12.24	2/1/2021
	36,088	—	16.21	2/1/2022
	43,679	—	14.40	2/1/2023
	37,972	—	15.54	3/3/2024
	56,500	—	17.20	3/16/2025
	207,051	16,842	11.28	3/1/2026
	157,809	186,968	18.47	2/27/2027
	105,933	274,397	16.02	2/21/2028
	157,642	700,188	14.21	1/29/2029
Mark G. Currie, Ph.D.	888	—	12.39	2/2/2020
	37,279	—	12.24	2/1/2021
	17,490	—	16.21	2/1/2022
	27,772	—	14.40	2/1/2023
	9,930	—	15.54	3/3/2024
	15,625	22,708	17.20	3/16/2025
	46,347	4,447	11.28	3/1/2026
	51,910	61,503	18.47	2/27/2027
	39,268	101,716	16.02	2/21/2028
	94,588	420,110	14.21	1/29/2029

56    Ironwood

Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the exercise of options to purchase our Class A common stock and the vesting of RSUs and RSAs that were held by our named executive officers during the year ended December 31, 2019.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Mark Mallon	—		—	—		—
Gina Consylman	—		—	38,116		482,063
Halley E. Gilbert	40,449	(3)	274,365	47,545		642,588
Thomas A. McCourt	220,000	(4)	959,452	29,577		380,076
Peter M. Hecht, Ph.D.	130,000	(5)	958,114	—		—
Mark G. Currie, Ph.D.	—		—	21,946	(6)	266,820	(7)

(1)  Computed by determining the difference between the market price of our Class A common stock upon exercise and the exercise price of the exercised stock option, in each case on the date of exercise, multiplied by the number of shares acquired upon exercise of the option.

(2)  Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs or RSAs by the market price of our Class A common stock on the vesting date.

(3)  Includes 20,449 shares of Class A common stock that Ms. Gilbert acquired through an option exercise, as such stock options were expiring, and then held, thereby increasing her ownership of our Class A common stock by such amount. Also includes 20,000 shares of our Class A common stock that Ms. Gilbert acquired through option exercises as such stock options were expiring, and then sold on the open market.

(4)  Represents 220,000 shares of our Class A common stock that Mr. McCourt acquired through option exercises as such stock options were expiring, and then sold on the open market.

(5)  Includes 20,449 shares of Class A common stock that Dr. Hecht acquired through an option exercise, as such stock options were expiring, and then held, thereby increasing his ownership of our Class A common stock by such amount. Also includes 109,551 shares of our Class A common stock that Dr. Hecht acquired through option exercises as such stock options were expiring, and then sold on the open market to satisfy tax withholding obligations.

(6)  Includes (a) 18,951 shares of Class A common stock that Dr. Currie acquired through the vesting of RSUs granted in connection with Dr. Currie's employment with the company and (b) 2,995 shares of our Class A common stock that Dr. Currie acquired through the vesting of RSAs granted in April 2019 in connection with his joining our board of directors.

(7)  Includes (a) $224,830 attributable to the vesting of RSUs, which were granted in connection with Dr. Currie's employment with the company, and (b) $41,990 attributable to the vesting of RSAs, which were granted in connection with Dr. Currie's joining our board of directors in April 2019.

Named Executive Officer Severance Arrangements

We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without "cause" or a "constructive termination." Each of our executives also are eligible to receive enhanced payments and benefits in the event of a change of control plus actual or constructive involuntary termination of employment ("double trigger"). For additional information, please see the definition of "change of control termination," below. Unless the context suggested otherwise, "named executive officers" as used in this section refers to our named executive officers who remained at the company following the Separation.

2020  Proxy Statement    57

Severance Benefits not in Connection with a Change of Control

In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our named executive officers would be entitled to receive (i) a lump-sum payment equal to 12 months of his or her base salary for the year of termination, plus an amount equal to a maximum of six months of his or her base salary for any period beginning as of the first anniversary of his or her termination date, provided he or she has not secured new, reasonably similar full-time employment (for Mr. Mallon, a lump-sum payment equal to 18 months of his base salary for the year of termination); (ii) a lump-sum payment equal to his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (iii) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his or her full target cash bonus for the year of termination (for Mr. Mallon, multiplied by 1.5); (v) 12 months of subsidized COBRA benefits, plus up to an additional six months of subsidized COBRA benefits for any period beginning as of the first anniversary of his or her termination date, provided he or she has not been eligible to participate in the group medical plan of another employer (for Mr. Mallon, 18 months of subsidized COBRA benefits); and (vi) outplacement assistance benefits. The non-equity based severance benefits described in items (i) through (vi) of this paragraph, collectively, are referred to as the "Non-Equity Severance Benefits."

In addition, each executive severance agreement provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months (for Mr. Mallon, 24 months) following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period (for Mr. Mallon, such 24-month period) as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18-month period (for Mr. Mallon, the 24-month period) through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination (for Ms. Gilbert, such shares that otherwise would be cancelled shall remain outstanding for 24 months and vest if, within that time period, the company enters into a definitive agreement that, if consummated, would result in a change of control). Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, other than for Ms. Gilbert, any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months (for Mr. Mallon, 36 months) following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24-month period (for Mr. Mallon, such 36-month period), the later of (A) the expiration of the 24-month period (for Mr. Mallon, the 36-month period) or (B) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood's efforts to consummate the change of control contemplated by the previously-announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option's final expiration date. The equity-based severance benefits described in this paragraph are referred to as the "Equity Severance Benefits."

Change of Control Severance Benefits

In the event of a change of control termination, each of our named executive officers would be entitled to receive the following benefits under his or her executive severance agreement: (1) a lump-sum payment in an amount equal to 18 months (for Mr. Mallon, 24 months) of his or her base salary as of the time of termination; (2) a lump-sum payment of his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (3) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (4) a lump-sum payment equal to his or her full target cash bonus for the year of termination,

58    Ironwood

multiplied by 1.5 (for Mr. Mallon, multiplied by 2.0); (5) 18 months (for Mr. Mallon, 24 months) of subsidized COBRA benefits; and (6) outplacement assistance benefits.

In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months (for Mr. Mallon, 36 months) following the termination date (or, if later the date that was three months following the change of control) or the stock option's final expiration date.

Under each executive severance agreement, a "change of control termination" consists of an involuntary termination without "cause" or a "constructive termination" (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the earlier of (A) the date on which Ironwood announces that the definitive agreement has been terminated or the negotiations have been abandoned or (B) the date that is 24 months after the change of control. Under each executive severance agreement, a change of control occurs when: (I) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board of directors, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (II) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board of directors, which results in the holders of Ironwood's voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (III) the sale or disposition of more than two-thirds of the assets of Ironwood; or (IV) the date a majority of members of the Ironwood board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board of directors before the date of the appointment or election.

The benefits described above for our named executive officers are only payable if the named executive officer complies with all of Ironwood's rules and policies, executes a separation agreement that includes a release of claims and complies with his or her post-employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the arrangements.

Treatment of Equity in the Event of Death

For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder. This term applies to all outstanding time-based stock option and RSU awards made under our equity incentive plans, including the 2019 Plan. Our current form of stock option and RSU agreements for awards issued under our 2019 Plan include similar provision for the acceleration of unvested time-based awards upon the death of an award holder, including our named executive officers. In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2005 Stock Incentive Plan, 2010 Plan and 2019 Plan is extended to one year (or the stock option's final expiration date, if earlier) following the participant's termination of employment by reason of his or her death.

Separation Agreement

In connection with her resignation in February 2020, Ms. Gilbert entered into a separation agreement with the company, which agreement generally served to implement the terms of Ms. Gilbert's existing severance agreement.

The separation agreement, which included a general release of claims, provided that, in exchange for Ms. Gilbert's signing and not revoking the separation agreement within the period set forth therein, the company would provide

2020  Proxy Statement    59

Ms. Gilbert with the Non-Equity Severance Benefits and the Equity Severance Benefits, in each case as defined above, with the lump-sum payment described in item (i) above equal to Ms. Gilbert's annual base salary of $480,000 (plus up to six months of salary continuation as described above), and the lump-sum payments described in items (ii)-(iv) above equal to the sum of the following: (A) $340,080 (representing Ms. Gilbert's annual bonus for 2019 determined based on actual performance); (B) $38,111 (representing Ms. Gilbert's pro-rated amount of annual target bonus for 2020); and (C) $240,000 (representing Ms. Gilbert's annual target bonus for 2020). The estimated aggregate cost associated with providing Ms. Gilbert with outplacement assistance benefits and 12 months of contributions towards the cost of COBRA coverage is $60,000 and approximately $24,000, respectively. With respect to the Equity Severance Benefits provided to Ms. Gilbert, the number of unvested Ironwood equity awards that were accelerated as described above were 115,571 stock options and 56,736 RSUs and the number of unvested equity awards that were not subject to the accelerated vesting described above but that will remain outstanding (but will not continue to vest) and will vest immediately if, within the 24-month period following the separation date, the company enters into a definitive agreement that would result in a change of control were 61,513 stock options and 35,258 RSUs. In addition, under her separation agreement, the company will not seek reimbursement from Ms. Gilbert for the value of certain conference attendance registration fees following the separation date, the total value of which is not expected to exceed $2,500.

By executing the separation agreement, Ms. Gilbert acknowledged and reaffirmed her obligations under her employee proprietary information and inventions and noncompetition agreement, including her agreement to (1) protect the company's confidential information, as well as confidential information acquired during employment of any third parties, for the term of her employment and perpetually thereafter; (2) assign to the company all right, title and interest in and to any inventions made during the course of employment; and (3) during the term of employment and for one year thereafter, refrain from (A) engaging in any business activity which is in competition with Ironwood's business, (B) soliciting or doing business with any customer or potential customer of the company, and (C) employing or permitting any future employer or organization under her control to employ any person who at any time during her employment was an agent, representative or consultant of Ironwood.

Potential Payments Upon Termination or Change of Control

Except as described in this proxy statement, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance benefits in the event of a separation from Ironwood. The following table presents our estimate of the amount of severance benefits to which our named executive officers would be entitled if a termination occurred on December 31, 2019 under the circumstances set forth in the column headings. The closing price of our Class A common stock as listed on the Nasdaq Global Select Market on December 31, 2019 was

60    Ironwood

$13.31 per share. Drs. Hecht and Currie are not included in the table below because they transitioned to Cyclerion in April 2019 in connection with the Separation.

		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control	Death(2)

Mark Mallon	Cash Severance	$1,125,000	$1,500,000
	Non-Equity Incentive Plan Compensation	$1,406,250	$1,687,500
	Equity Acceleration(4)
	Options	$328,843	$450,986	$450,986
	RSUs	$2,417,828	$4,144,854	$4,144,854
	Other Benefits(5)	$96,234	$96,234
	Total	$5,374,155	$7,879,574	$4,595,840
Gina Consylman	Cash Severance(3)	$720,000	$720,000
	Non-Equity Incentive Plan Compensation	$480,000	$600,000
	Equity Acceleration(4)
	Options	$123,239	$163,337	$163,337
	RSUs	$1,673,826	$1,789,583	$1,789,583
	Other Benefits(5)	$96,234	$96,234
	Total	$3,093,299	$3,369,154	$1,952,920
Halley E. Gilbert*	Cash Severance(3)	$720,000	$720,000
	Non-Equity Incentive Plan Compensation	$480,000	$600,000
	Equity Acceleration(4)
	Options	$128,191	$168,795	$168,795
	RSUs	$1,801,069	$1,906,138	$1,906,138
	Other Benefits(5)	$96,234	$96,234
	Total	$3,225,494	$3,491,167	$2,074,933
Thomas A. McCourt	Cash Severance(3)	$780,000	$780,000
	Non-Equity Incentive Plan Compensation	$624,000	$780,000
	Equity Acceleration(4)
	Options	$327,868	$431,435	$431,435
	RSUs	$1,831,536	$2,098,122	$2,098,122
	Other Benefits(5)	$73,171	$73,171
	Total	$3,636,575	$4,162,728	$2,529,557

* Ms. Gilbert resigned from the company effective February 28, 2020. Information on separation payments and benefits provided to Ms. Gilbert in connection with her resignation is available elsewhere in this proxy statement under the caption Named Executive Officer Severance Arrangements—Separation Agreement.

(1)  Represents amounts payable under the terms of the named executive officer severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2019 have been paid to the executive as of December 31, 2019, and that all 2018 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood's historical practice.

(2)  With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones, and that would be fully accelerated, in each case, in accordance with the terms of the award agreements issued under our equity incentive plans. The value is calculated by multiplying the amount (if any) by which $13.31, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2019, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.
With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be fully accelerated (if any) by $13.31, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2019, in accordance with the terms of the award agreements issued under our equity incentive plans.

2020  Proxy Statement    61

(3)  With respect to involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for all named executive officers (other than Mr. Mallon) in the event he or she does not obtain full-time employment within six months following the one year anniversary of his or her termination date.

(4)  With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones, and that would be accelerated, in each case, in accordance with the terms of our severance agreements with each executive officer. The value is calculated by multiplying the amount (if any) by which $13.31, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2019, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.
With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $13.31, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2019, in each case, in accordance with the terms of our severance arrangements with each executive officer.

(5)  Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for all named executive officers (other than Mr. Mallon) in the event he or she is not eligible to participate in the group medical plan of another employer following the one year anniversary of his or her termination date.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, and the ratio of these two amounts.

Both Dr. Hecht and Mr. Mallon served as our chief executive officer during fiscal year 2019. In accordance with Instruction 10 to Item 402(u) of Regulation S-K, we have elected to use Mr. Mallon's compensation for purposes of this pay ratio disclosure as Mr. Mallon was serving as our chief executive officer on December 31, 2019, the date selected by us to identify our median employee. Although we used Mr. Mallon's total 2019 compensation as reported in the Summary Compensation Table for the purposes of this pay ratio disclosure, due to certain one-time cash and equity awards granted to compensate Mr. Mallon, in part, for outstanding equity he forfeited by leaving his previous employer, Mr. Mallon's 2019 compensation is not representative of our expectations for Mr. Mallon's annual compensation on a go-forward basis. For purposes of computing Mr. Mallon's compensation for this pay ratio disclosure, we did not annualize the base salary paid to Mr. Mallon for the period in 2019 in which he served as our chief executive officer because his salary was unchanged from the salary his received in 2019 as a senior advisor to our board of directors. Moreover, the cash bonus paid to Mr. Mallon in 2020 for 2019 performance was not pro-rated for the period of service as our chief executive officer because Mr. Mallon was employed by Ironwood throughout 2019.

For 2019, our last completed fiscal year:

  •
  The estimated median of the annual total compensation of all employees of our company (other than Mr. Mallon) was $202,151; and

  •
  Mr. Mallon's annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $10,068,800.

Based on this information for 2019, we estimate that the ratio of the annual total compensation of Mr. Mallon to the median annual total compensation of all employees was 50 to 1. We believe this pay ratio is a reasonable estimate based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

62    Ironwood

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Mallon, we took the following steps:

  •
  As a result of significant changes to our employee population in 2019 on account of the Separation, we determined that it was appropriate to update the methodology by which we determine our median employee and to re-identify our median employee. We determined that, as of December 31, 2019, our employee population consisted of 317 individuals, with all of these individuals located in the United States. This population consisted of our full- and part-time employees. We use December 31, 2019 as an identification date because it is close to the date of our annual proxy statement filing and is consistent with year-end financial reporting and other reporting dates used in this proxy statement. Using a year-end identification date also enables us to make such identification in a reasonably efficient and economical manner.

  •
  To identify the "median employee" from our employee population, we determined to use the dollar value of total compensation, as defined in Item 402(c)(2)(x) of Regulation S-K, as our consistently applied compensation measure. To calculate the dollar value of total compensation, we started with the gross earnings of our employees as reflected in our payroll records for 2019 as of the identification date, and as reportable to the Internal Revenue Service on Form W-2. We subtracted 2019 equity earnings from stock option exercises and RSU vesting and replaced them with the fair value of equity awards granted in 2019. We subtracted 2018 annual bonuses (paid in 2019) and replaced them with 2019 annual bonus awards (paid in 2020). We also added the company's 401(k) matching contribution and included all other amounts reported pursuant to Item 402(c)(2)(ix) of Regulations S-K. For employees hired during 2019, we annualized base salary and 2019 bonus amounts, but not the value of equity granted in 2019 as new hire awards are made on a one-time basis.

  Since all our employees are located in the United States, as is Mr. Mallon, we did not make any cost-of-living adjustments in identifying the "median employee."

  •
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the Summary Compensation Table for 2019.

2020  Proxy Statement    63

Compensation Committee Report

We have:

1.
reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

2.
based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Andrew Dreyfus, Chair Jon R. Duane Marla L. Kessler

64    Ironwood

PROPOSAL 2

Advisory Vote on Named Executive Officer Compensation

OUR BOARD RECOMMENDS THAT YOU **APPROVE** THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

2

Proposal No. 2

At our 2020 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote. This is a non-binding vote on the compensation of our "named executive officers," as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.

The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture. In 2019, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of stock options and restricted stock units. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to further focus our named executive officers on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, and demonstrates our "pay for performance" compensation philosophy.

Our previous say-on-pay vote was at our 2019 annual meeting and was approved by approximately 87% of the votes cast on such matter. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we must hold the advisory (non-binding) vote on named executive officer compensation at least once every three years. Based on the recommendation of our stockholders in 2017, our board of directors determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders' interests as stockholder feedback may be taken into consideration as part of the compensation review process.

Vote Required

Because this proposal seeks a non-binding, advisory vote, there is no "required vote" that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

66    Ironwood

Our Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock at March 31, 2020 for:

  •
  each person whom we know beneficially owns more than five percent of our Class A common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The percentage of Class A common stock beneficially owned by each person is based on 159,368,126 shares of Class A common stock outstanding on March 31, 2020. Shares of Class A common stock that may be acquired within 60 days following March 31, 2020 pursuant to the exercise of options or the vesting of RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table below and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table below. Beneficial ownership representing less than one percent is denoted with an "*."

2020  Proxy Statement    67

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares of our Class A Common Stock	Percentage

Named Executive Officers and Directors
Mark Mallon(1)	275,129	*
Peter M. Hecht(2)	5,285,772	3.3%
Gina Consylman(3)	257,100	*
Halley E. Gilbert(4)	779,295	*
Thomas A. McCourt(5)	1,088,479	*
Andrew Dreyfus	86,938	*
Mark G. Currie(6)	1,374,124	*
Julie H. McHugh	109,337	*
Lawrence S. Olanoff	58,259	*
Edward P. Owens	182,234	*
Jon R. Duane	25,701	*
Marla L. Kessler	25,701	*
Catherine Moukheibir	25,701	*
All current executive officers and directors as a group (14 persons)(7)	3,843,894	2.4%

5% Security Holders
Wellington Management Group LLP(8)	21,777,701	13.7%
Brown Capital Management, LLC(9)	17,901,053	11.2%
The Vanguard Group(10)	16,638,941	10.4%
BlackRock, Inc.(11)	13,541,545	8.5%
Sarissa Capital Management LP(12)	12,493,000	7.8%
FMR LLC (Fidelity)(13)	11,353,494	7.1%
UBS Group AG(14)	11,181,451	7.0%
Janus Henderson Group PLC(15)	8,289,895	5.2%

(1)  Includes (i) 205,260 shares of Class A common stock issuable to Mr. Mallon upon the exercise of options that are exercisable within 60 days following March 31, 2020 and (ii) 51,719 restricted stock units that vest on May 7, 2020.

(2)  Includes 3,068,406 shares of Class A common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 31, 2020.

68    Ironwood

(3)  Includes 187,948 shares of Class A common stock issuable to Ms. Consylman upon the exercise of options that are exercisable within 60 days following March 31, 2020.

(4)  Includes 639,572 shares of Class A common stock issuable to Ms. Gilbert upon the exercise of options that are exercisable within 60 days following March 31, 2020.

(5)  Includes (i) 1,019,437 shares of Class A common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2020 and (ii) 5,713 restricted stock units that vest on May 7, 2020.

(6)  Includes 824,582 shares of Class A common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2020.

(7)  Includes (i) 2,461,450 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2020 and (ii) 61,547 restricted stock units that vest on May 7, 2020.

(8)  Based upon the information provided by Wellington Management Group LLP, or Wellington, Wellington Group Holdings LLP, or Wellington Group, Wellington Investment Advisors Holdings LLP, or Wellington Investment, and Wellington Management Company LLP, or Wellington Management and, collectively with Wellington, Wellington Group and Wellington Investment, the Wellington Entities, in a Schedule 13G/A filed on January 28, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, (i) Wellington has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 20,301,618 of these shares, and shared dispositive power with respect to all of these shares, (ii) Wellington Group has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 20,301,618 of these shares, and shared dispositive power with respect to all of these shares, (iii) Wellington Investment has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 20,301,618 of these shares, and shared dispositive power with respect to all of these shares, and (iv) Wellington Management has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 19,717,128 of these shares, and shared dispositive power with respect to 19,751,144 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(9)  Based upon the information provided by Brown Capital Management, LLC, or Brown Capital, and The Brown Capital Management Small Company Fund, or Brown Small Fund and collectively with Brown Capital, the Brown Capital Entities, in a Schedule 13G/A filed on February 14, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, (i) Brown Capital has sole voting power with respect 12,045,996 of these shares, sole dispositive power with respect to all of these shares, and shared voting power and shared dispositive power with respect to none of these shares, and (ii) Brown Capital Small Fund has sole voting and sole dispositive power with respect to 9,980,218 of these shares and shared voting and shared dispositive power with respect to none of these shares. The address of the Brown Capital Entities is 1201 N. Calvert Street, Baltimore, MD 21202.

(10)  Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on February 12, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, Vanguard has sole voting power with respect to 322,642 of these shares, sole dispositive power with respect to 16,309,201 of these shares, shared voting power with respect to 24,865 of these shares and shared dispositive power with respect to 329,740 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(11)  Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on February 5, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 13,084,463 of these shares, sole dispositive power with respect to all of these shares, and shared voting and shared dispositive power with respect to none of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(12)  Based upon the information provided by Sarissa Capital Management LP, or Sarissa, Alexander J. Denner, Ph.D., Sarissa Capital Offshore Master Fund LP, or Sarissa Capital Offshore, Sarissa Capital Catapult Fund LLC, or Sarissa Capital Catapult, Sarissa Capital Hawkeye Fund LP, or Sarissa Capital Hawkeye, and Sarissa Capital Athena Fund Ltd, or Sarissa Capital Athena and, collectively with Sarissa, Dr. Denner, Sarissa Capital Offshore, Sarissa Capital Catapult and Sarissa Capital Hawkeye, the Sarissa Holders, in a Schedule 13D/A filed on February 26, 2020, reporting as of February 25, 2020. According to this Schedule 13D/A, (i) Sarissa has sole voting and sole dispositive power with respect to 1,357,215 of these shares and shared voting and shared dispositive power with respect to 11,135,785 of these shares, (ii) Dr. Denner has sole voting and sole dispositive power with respect to none of these shares and shared voting and shared dispositive power with respect to all of these shares, (iii) Sarissa Capital Offshore has sole voting and sole dispositive power with respect to 5,682,660 of these shares and shared voting and shared dispositive power with respect to none of these shares, (iv) Sarissa Capital Catapult has sole voting and sole dispositive power with respect to 1,948,655 of these shares and shared voting and shared dispositive power with respect to none of these shares, (v) Sarissa Capital Hawkeye has sole voting and sole dispositive power with respect to 1,465,765 of these shares and shared voting and shared dispositive power with respect to none of these shares, and (vi) Sarissa Capital Athena has sole voting and sole dispositive power with respect to 2,038,705 of these shares and shared voting and shared dispositive power with respect to none of these shares, The address of the Sarissa Holders is c/o Sarissa Capital Management LP, 660 Steamboat Road, Greenwich, CT 06830.

(13)  Based upon the information provided by FMR LLC, or FMR, and Abigail P. Johnson in a Schedule 13G/A filed on February 7, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, (i) FMR has sole voting power with respect to 2,874,977 of these shares, sole dispositive power with respect to all of these shares, and neither shared voting nor shared dispositive power with respect to these shares, and (ii) Ms. Johnson has neither sole nor shared voting power with respect to these shares, sole dispositive power with respect to all of these shares, and shared dispositive power with respect to none of these shares. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

(14)  Based upon the information provided by UBS Group AG, or UBS, in a Schedule 13G/A filed on February 12, 2020, reporting as of December 31, 2019. According to this Schedule 13G, UBS has sole voting power with respect to 9,912,172 of these shares, shared dispositive power with respect to all of these shares, and shared voting power and sole dispositive power with respect to none of these shares. The address of UBS is Bahnhofstrasse 45, Zurich, Switzerland.

(15)  Based upon the information provided by Janus Henderson Group PLC, or Janus, in a Schedule 13G filed on February 14, 2020, reporting as of December 31, 2019. According to this Schedule 13G, Janus has sole voting and sole dispositive power with respect to none of these shares and shared voting and shared dispositive power with respect to all of these shares. The address of Janus is c/o Janus Henderson Group plc, 201 Bishopsgate EC2M 3AE, United Kingdom.

2020  Proxy Statement    69

Certain Relationships and
Related Person Transactions

Since January 1, 2019, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Our Board of Directors—How We Are Paid and Executive Compensation appearing elsewhere in this proxy statement.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

The Separation

On April 1, 2019, we completed the Separation. The Separation was effected by means of a distribution of all of the outstanding shares of common stock of Cyclerion through a dividend in-kind of Cyclerion's common stock, with no par value, to our stockholders of record as of the close of business on March 19, 2019. In connection with the Separation, we and Cyclerion entered into certain agreements that effected the separation of Cyclerion's business from us and govern our relationship with Cyclerion after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Cyclerion in connection with the Separation. Dr. Hecht, our former chief executive officer, is chief executive officer of Cyclerion and Dr. Currie, our former senior vice president, chief scientific officer and president of R&D, is currently president and chief scientific officer of Cyclerion, as well as a member of our board of directors.

Separation Agreement

In connection with the Separation, Ironwood entered into a separation agreement with Cyclerion, dated as of March 30, 2019, that, among other things, set forth our agreements with Cyclerion regarding the principal actions to be taken in connection with the Separation, including the distribution detailed above. The separation agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Ironwood and Cyclerion as part of the Separation, and it provided for when and how these transfers, assumptions and assignments would occur. The separation agreement was intended to provide for those transfers of assets and assumptions of liabilities that were necessary so that after the Separation, Ironwood and Cyclerion would have the assets necessary to operate their respective businesses and retain or assume the liabilities related to those assets. Each of Ironwood and Cyclerion agreed to releases, with respect to pre-distribution claims, and cross indemnities, with respect to post-distribution claims, that, except as otherwise provided in the separation agreement, were principally designed to place financial responsibility for the obligations and liabilities allocated to Ironwood under the separation agreement with Ironwood and financial responsibility for the obligations and liabilities allocated to Cyclerion under the separation agreement with Cyclerion.

70    Ironwood

Ironwood and Cyclerion are also each subject to two-year non-solicit and non-hire restrictions. In addition, the parties agreed to certain non-competition restrictions, including Ironwood's agreement not to engage, for three years following the Separation, in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product (a) for the diagnosis, prevention or treatment of diabetic nephropathy, heart failure with preserved ejection fraction or sickle cell disease or (b) that contains one or more sGC stimulators.

Development Agreement

We entered into a development agreement with Cyclerion pursuant to which Cyclerion provides us with certain research and development services with respect to certain of our products and product candidates, including without limitation MD-7246 (linaclotide delayed release) and IW-3718. Such research and development activities are governed by a joint steering committee comprised of representatives from both Cyclerion and Ironwood. We pay Cyclerion fees for such research and development services as mutually agreed upon by us and Cyclerion as provided under this development agreement with certain allowances for specified overages. As of March 31, 2020, we have incurred approximately $5.5 million under this agreement.

Transition Services Agreements

Ironwood Transition Services

Prior to the Separation, we provided Cyclerion with significant corporate and shared services and resources related to corporate functions such as finance, human resources, internal audit, research and development, financial reporting and information technology, which we refer to collectively as the "Ironwood Services." Pursuant to this agreement, each of the Ironwood Services was to continue for an initial term of up to two years (as applicable), unless earlier terminated or extended according to the terms of the transition services agreement. We and Cyclerion agreed to terminate this agreement effective March 31, 2020. We earned approximately $313,000 in total fees for the Ironwood Services under this agreement, which fees were based on our cost of providing the Ironwood Services.

Cyclerion Transition Services

We also entered into a second transition services agreement whereby Cyclerion provided certain finance, procurement and facilities services to us, which we refer to herein collectively as the "Cyclerion Services." Pursuant to this agreement, each of the Cyclerion Services were available to us for a term of one year. We incurred approximately $105,000 in total fees for the Cyclerion Services under this agreement, which fees were based on Cyclerion's cost of providing the Cyclerion Services.

Intellectual Property License Agreement

We entered into an intellectual property license agreement with Cyclerion pursuant to which each party granted a license to the other party to certain know-how. We granted Cyclerion a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how to allow Cyclerion to use such know-how in connection with Cyclerion's ongoing and future research and development activities related to sGC stimulator products in any field. Cyclerion granted us a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how for use outside of the research and development of sGC stimulator products, including in our existing products and product candidates. Such licenses between the parties generally allow current or future uses of the know-how in connection with each party's respective fields.

2020  Proxy Statement    71

Tax Matters Agreement

We entered into a tax matters agreement with Cyclerion that governs Ironwood's and Cyclerion's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution of Cyclerion common stock to Ironwood stockholders and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The tax matters agreement imposed certain restrictions on Cyclerion and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement also provided special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on Ironwood or Cyclerion that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to an acquisition of stock or assets of, or certain actions, omissions or failures to act of, such party. If both Cyclerion and Ironwood are responsible for such failure, liability will be shared according to relative fault. U.S. tax otherwise resulting from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is tax-free generally is the responsibility of Ironwood.

Employee Matters Agreement

We entered into an employee matters agreement with Cyclerion, which allocated assets, liabilities and responsibilities relating to the employment, compensation, and employee benefits of Ironwood and Cyclerion employees, and other related matters in connection with the Separation, including the treatment of outstanding incentive equity awards and certain retirement and welfare benefit obligations. The employee matters agreement generally provided that, unless otherwise specified, Cyclerion is responsible for liabilities associated with employees who transferred to Cyclerion and employees whose employment terminated prior to the Separation but who primarily supported the Cyclerion business, whether incurred prior to or after the Separation, and Ironwood is responsible for liabilities associated with other employees, including employees retained by Ironwood.

The Private Placement

On February 25, 2019, Cyclerion, which was Ironwood's wholly owned subsidiary at the time, and various investors entered into an amended and restated common stock purchase agreement pursuant to which these investors agreed to make an aggregate cash investment in Cyclerion. These investors included the following, each of whom was either an Ironwood director, an Ironwood executive officer, an immediate family member of an Ironwood director or executive officer, an entity related to such a director, executive officer or immediate family member, or beneficially owned at least 5% of Ironwood's Class A common stock: accounts managed by direct or indirect subsidiaries of FMR LLC, a donor advised fund created by Dr. Hecht, Dr. Currie and certain members of Dr. Hecht's immediate family, including through a trust or donor advised fund. Pursuant to this agreement, accounts managed by direct or indirect subsidiaries of FMR LLC agreed to invest up to $17,500,004, the donor advised fund created by Dr. Hecht agreed to invest up to $34,000,000, Dr. Currie agreed to invest up to $4,000,000 and Dr. Hecht's immediate family agreed to invest up to $6,800,000 in the aggregate. This investment closed on April 2, 2019.

Procedures for Related Party Transactions

Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or

72    Ironwood

products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

2020  Proxy Statement    73

PROPOSAL 3

Ratification of Our Selection of Auditors

OUR BOARD RECOMMENDS THAT YOU **RATIFY** THE SELECTION OF ERNST & YOUNG LLP AS OUR AUDITORS FOR FISCAL YEAR 2020

3

Proposal No. 3

Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2020. The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and accounts of Ironwood since 1998 and has audited our financial statements for the years ended December 31, 2019, 2018 and 2017. Detailed disclosure of the audit, audit-related, tax and other fees we paid to Ernst & Young LLP in 2019 and 2018 are set forth below. Based on these disclosures and information in the audit committee report on page 17 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board of directors considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2020.

Representatives of Ernst & Young LLP are expected to attend the virtual annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.

The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2019 and 2018 for the audits of our annual financial statements, and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee's policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor's independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by both our chief financial officer or chief accounting officer and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval policy.

	2019	2018

Audit	$1,840,900	$994,154
Audit-related	$—	$1,564,161
Tax	$—	$—
All other	$1,735	$6,910
	$1,842,635	$2,565,225

Audit fees for 2019 and 2018 were for professional services rendered for the audits of our financial statements and internal controls over financial reporting, including accounting consultation, and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements, including auditor consents. Audit fees for 2019 were significantly higher than they were in 2018 due to services provided in connection with the Separation, including the review and/or audit of discontinued operations, as well as accounting review of certain collaboration and co-promotion agreements and debt-related transactions.

Audit-related fees for 2018 were principally comprised of services provided in connection with the Separation, including the review and/or audit of Cyclerion carve-out financial statements, as well as accounting consultations associated with the anticipated adoption of new accounting standards.

Other services in 2019 and 2018 include license fees for a web-based accounting research tool.

Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2019 or 2018.

Vote Required

The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

2020  Proxy Statement    75

User's Guide

Our board of directors is soliciting proxies for the 2020 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 21, 2020, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Featured Reports.

Who can vote

Only stockholders of record of our Class A common stock at the close of business on April 13, 2020 can vote at the meeting.

Quorum

In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented at the meeting or by proxy. On our record date, April 13, 2020, we had 159,374,029 shares of our Class A common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.

Notice of internet availability of proxy materials

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.

Voting procedures—stockholders of record and beneficial owners

You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee," holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your broker nominee.

How to vote your shares.

If you are a stockholder of record, there are four ways to vote:

  •
  Online Before the Meeting.  You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the 16-digit control number that is on either the notice of internet availability of proxy materials or the proxy card when voting.

76    Ironwood

  •
  Online During the Meeting.  You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2020. The 16-digit control number provided on your notice of internet availability of proxy materials or proxy card is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with check-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 3, 2020.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  Online Before the Meeting.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the 16-digit control number that is on the voting instruction form when voting.

  •
  Online During the Meeting.  You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2020. The 16-digit control number provided on your voting instruction form is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with check-in beginning at 8:45 a.m. Eastern Time) on Wednesday, June 3, 2020.

  •
  By Telephone.  You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

  •
  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

How you may revoke your proxy or voting instructions.    If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner "revoking" your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.

What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.

We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 368-5948, as applicable.

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Abstentions and "broker non-votes." If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. A "broker non-vote" occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the annual meeting, your broker nominee will not be able to submit a vote on the election of directors or the advisory votes on named executive officer compensation unless it receives your specific instructions. If your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with such proposal.

Discretionary authority.    If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board of directors. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.

Vote required

The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

Proposal No. 1—Election of Class I Directors:
the three nominees for director with the highest number of affirmative votes will be elected as directors to serve for one-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal No. 2—Advisory (non-binding) Vote on Named Executive Officer Compensation, or "Say-on-Pay":
because this proposal calls for a non-binding, advisory vote there is no "required vote" that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate what actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

Proposal No. 3—Ratification of Auditors:
the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.

Results of the voting.    We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC, within four business days following the annual meeting.

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Costs of solicitation and solicitation participants.    We will pay the costs of soliciting proxies. These costs also include support for the hosting of the virtual meeting. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.

We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $20,000 and the reimbursement of certain expenses.

Additional Meeting Information

We encourage you to access the meeting prior to the start time. Please allow sufficient time for online check-in, which begins at 8:45 a.m. Eastern Time. You may check your browser's compatibility any time prior to the meeting at www.virtualshareholdermeeting.com/IRWD2020.

If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

If you want to submit a question you may do so electronically starting at the time of check-in or during the meeting. We will post any appropriate questions received during the meeting and our answers in the Investors section of our website at www.ironwoodpharma.com as soon as practical after the meeting.

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Stockholder Communications, Proposals and Nominations for Directorships

Communications

A stockholder may send general communications to our board of directors, any committee of our board of directors or any individual director by directing such communication to General Counsel, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. All communications will be reviewed by our general counsel and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our general counsel reserves the right not to forward to our board of directors or any individual director any abusive, threatening or otherwise inappropriate materials.

Any request for materials or other communications directed to our secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

Proposals and Nominations

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2021 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 22, 2020 in order for such proposal to be included in our proxy materials.

Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2021 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2021 annual meeting of stockholders must be received by us no earlier than March 5, 2021 and no later than April 4, 2021, unless the date of the 2021 annual meeting of stockholders is more than 30 days from the anniversary date of the 2020 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2021 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 4, 2021, our bylaws provide that the nomination or the proposal shall be disregarded.

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SEC Filings

We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, Attention: Corporate Communications, telephone: (617) 621-7722, or by visiting the Investors section of our website at www.ironwoodpharma.com.

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VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IRONWOOD PHARMACEUTICALS, INC. 100 SUMMER STREET, SUITE 2300 BOSTON, MA 02110 During The Meeting - Go to www.virtualshareholdermeeting.com/IRWD2020 You may also vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D14047-P36525 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IRONWOOD PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) Mark G. Currie, Ph.D. Jon Duane Mark Mallon For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! 2. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers. 3. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2020. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D14048-P36525 IRONWOOD PHARMACEUTICALS, INC. Annual Meeting of Stockholders Wednesday, June 3, 2020 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Mark Mallon and Gina Consylman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on Wednesday, June 3, 2020 via live webcast at www.virtualshareholdermeeting.com/IRWD2020, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side